UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Avaya Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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211 Mt. Airy Road
Basking Ridge, New Jersey 07920

NOTICE OF THE
2004 ANNUAL MEETING OF SHAREHOLDERS

January 9, 2004

To our Shareholders:

The Annual Meeting of Shareholders of Avaya Inc., a Delaware corporation, will be held on Thursday, February 26, 2004 at 9:00 A.M., Eastern Standard Time, at Raritan Valley Community College, Rt. 28 and Lamington Rd., North Branch, New Jersey 08876 for the following purposes:

(1)	To elect four Directors;

(2)	To approve the amended and restated Long Term Incentive Plan for Management Employees, which will be renamed the Avaya Inc. 2004 Long Term Incentive Plan;

(3)	To consider and vote on a shareholder proposal; and

(4)	To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on December 31, 2003.

A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose germane to the meeting, at the location of the Annual Meeting on February 26, 2004 and during ordinary business hours for ten days prior to the meeting at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920.

Please note that only shareholders and their proxies are invited to attend the Annual Meeting. If you plan to attend, please check the box provided on the accompanying proxy card or, if you vote over the Internet, follow the instructions provided to indicate that you plan to attend. Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone so that your shares will be represented and voted at the Annual Meeting.

By Order of the Board of Directors

Pamela F. Craven
Secretary

WE URGE SHAREHOLDERS TO MARK, SIGN AND RETURN
PROMPTLY THE ACCOMPANYING PROXY CARD
OR TO VOTE OVER THE INTERNET OR BY TELEPHONE

211 Mt. Airy Road
Basking Ridge, New Jersey 07920

PROXY STATEMENT FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS

About the Annual Meeting

Why have I received these materials?

The accompanying proxy, being mailed and made available electronically to shareholders on or about January 9, 2004, is solicited by the Board of Directors of Avaya Inc. (referred to throughout this Proxy Statement as “Avaya,” “the Company,” “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Thursday, February 26, 2004. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of common stock (“Common Stock”) of Avaya as of the close of business on December 31, 2003 will be entitled to vote at the Annual Meeting. On October 1, 2003, there were outstanding and entitled to vote 418,556,160 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in Avaya’s stock records maintained by our transfer agent, The Bank of New York), you may complete and sign the accompanying proxy card and return it to Avaya or deliver it in person. In addition, you may vote through the Internet or by using a toll-free telephone number by following the instructions included with your proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 P.M. Eastern Standard Time on February 25, 2004.

“Street name” shareholders of Common Stock (that is, shareholders who hold Common Stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on that form.

If you are a participant in the Avaya Savings Plan, the Avaya Savings Plan for Salaried Employees or the Avaya Savings Plan for the Variable Workforce or hold Common Stock in an Avaya Employee Stock Purchase Plan account, you will receive one proxy card for all shares that you own through those savings plans and in your Employee Stock Purchase Plan account. That proxy card will serve as a voting instruction card for the trustees or administrators of those plans where all accounts are registered in the same name. If you own shares through the savings plans or in an Employee Stock Purchase Plan account and do not vote, the savings plan trustees will vote your plan shares in the same proportion as shares for which instructions were received under each savings plan, and shares held in an Employee Stock Purchase Plan account will be voted in accordance with normal brokerage industry practices.

Can I change my vote after I return my proxy card or after I vote electronically or by telephone?

Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Regardless of whether you voted using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. You may change your vote either by submitting a proxy card prior to the date of the Annual Meeting or by voting again prior to the time at which the Internet and telephone voting facilities close by following the procedures applicable to those methods of voting. In each event, the later submitted vote will be recorded and the earlier vote revoked.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

The election of Directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of Directors.

Each other item to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter for approval.

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention on any matter will have the effect of a negative vote on that matter. If you hold your shares in “street name” through a broker or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum but will not be counted as votes cast on any matter.

What information do I need to attend the Annual Meeting?

You will need an admission ticket to attend the Annual Meeting. If you are a record shareholder who received a paper copy of this Proxy Statement, an admission ticket is included with the mailing and is attached to the proxy card. If you are a street name shareholder or if you have received your proxy materials electronically, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement or a statement indicating your holdings in an Avaya savings plan or Employee Stock Purchase Plan account, to our transfer agent, The Bank of New York, at Avaya Shareholder Services, P.O. Box 11033, New York, New York 10286-1033. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are an Avaya shareholder.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the Directors’ proposal to elect the nominated Directors set forth on page 4 of this Proxy Statement;

•	FOR the Directors’ proposal to approve the amended and restated Long Term Incentive Plan for Management Employees, which will be renamed the Avaya Inc. 2004 Long Term Incentive Plan, as set forth on page 6 of this Proxy Statement; and

•	AGAINST the shareholder proposal, as set forth on page 11 of this Proxy Statement.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Avaya. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

Avaya will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees and by a third-party proxy solicitation company. We have engaged Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004, to assist in solicitation of proxies at an estimated fee of $11,000 plus disbursements. We may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of the Common Stock.

What if multiple shareholders share the same address?

In accordance with notices previously sent to eligible record shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any record shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, upon written or oral request, we will deliver promptly a separate copy of the annual report and proxy statement to a record shareholder who has been householded. Such requests can be made by contacting our transfer agent, The Bank of New York, at 1-866-22-Avaya (or 1-866-222-8292) or by writing to The Bank of New York at Avaya Shareholder Services, P.O. Box 11033, New York, New York 10286-1033. If you are a record shareholder and would like for your proxy materials to be householded, you can contact our transfer agent at the number and address in the preceding sentence and request information on how to participate in householding for future annual meetings. In addition, if you are a record shareholder who no longer wishes to participate in householding, you can use the above-referenced telephone number and address to notify Avaya that you wish to receive a separate annual report and proxy statement for future annual meetings.

If you are a street name shareholder and own your shares through a broker or other nominee, you can request to participate in householding, or alternatively can request separate copies of the annual report and proxy statement, by contacting your broker or nominee.

Is there any information that I should know about future annual meetings?

Shareholder Proposals

Any shareholder who intends to present a proposal at the 2005 Annual Meeting of Shareholders (the “2005 Annual Meeting”) must deliver the proposal via standard mail, overnight delivery or other courier, to the office of the corporate secretary at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920:

•	not later than September 15, 2004, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	on or after December 13, 2004, and on or before January 12, 2005, if the proposal is submitted pursuant to Avaya’s by-laws, in which case we are not required to include the proposal in our proxy materials.

Electronic Access to Proxy Materials and Annual Reports

This Proxy Statement and Avaya’s 2003 Annual Report are available on Avaya’s Internet site at http://investors.avaya.com/financials. Please note that the information on our website is not incorporated by reference in this Proxy Statement. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. All shareholders (beneficial and street name) can save Avaya the cost of producing and mailing these documents by visiting Avaya’s investor relations website at http://investors.avaya.com and following the instructions on how to sign up for electronic delivery of shareholder materials. In addition, if you are a record shareholder who is voting by telephone or over the Internet, you can choose this option by following the instructions provided. Moreover, if you are a street name shareholder, you can refer to the information provided by the institution that holds your shares and follow that institution’s instructions on how to elect to view future proxy statements and annual reports over the Internet.

I. PROPOSALS

Proposal 1.
Directors’ Proposal to Elect Directors

Our Board of Directors consists of three classes, Class 1, Class 2 and Class 3, with each class serving for a full three-year term. Messrs. Landy, Leslie, Peterson and Terracciano are Class 3 Directors who are nominees for reelection at the Annual Meeting. If elected, they will serve until our 2007 annual meeting. The Class 1 Directors will be considered for reelection at our 2005 annual meeting. The Class 2 Directors will be considered for reelection at our 2006 annual meeting. Directors will be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

Information with Respect to Nominees and Continuing Directors

The following table sets forth as of October 1, 2003 information as to persons who serve as our Directors; provided that Mr. Wallman joined our Board of Directors effective December 12, 2003.

Name	Age	Position	Term Expires
Donald K. Peterson	54	Chairman, President and CEO	2004
Bruce R. Bond	57	Director	2006
Joseph P. Landy	42	Director	2004
Mark Leslie	57	Director	2004
Philip A. Odeen	68	Director	2005
Hellene S. Runtagh	55	Director	2005
Daniel C. Stanzione	58	Director	2006
Paula Stern	58	Director	2005
Anthony P. Terracciano	64	Director	2004
Richard F. Wallman	52	Director	2005
Ronald L. Zarrella	53	Director	2006

Nominees for Reelection at this Annual Meeting (Class 3)

Joseph P. Landy has been a Director of Avaya since January 6, 2003. Mr. Landy has been a managing member of Warburg Pincus LLC since October 2002 and has been co-president of Warburg Pincus LLC since January 2002. From September 2000 to January 2002, Mr. Landy served as an executive managing director of Warburg Pincus LLC. Mr. Landy has been with Warburg Pincus LLC since 1985. Mr. Landy was nominated for election to our Board by the Warburg Pincus Entities in connection with the transactions described under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions.”

Mark Leslie has been a Director of Avaya since July 19, 2001. Mr. Leslie is currently the Managing Director of Leslie Ventures, a private investment company. He is also an adjunct professor at Stanford Graduate School of Business and Stanford University—Graduate Engineering. Mr. Leslie has been a Director of Veritas Software Corporation (“Veritas”) since May 1988. He was Chairman of the Board of Veritas from April 1997 until December 2001, and he was President and Chief Executive Officer of Veritas from 1990 to 2000.

Donald K. Peterson has been the Chairman of our Board of Directors since January 2002 and our President and Chief Executive Officer and a Director of Avaya since September 30, 2000. In addition, Mr. Peterson served as the Vice Chairman of our Board of Directors from November 2, 2000 to January 2002. Mr. Peterson was the Executive Vice President and Chief Executive Officer of Lucent Technologies Inc.’s (“Lucent”) Enterprise Networks Group from March 1, 2000 until September 30, 2000. He was Executive Vice President and Chief Financial Officer for Lucent from February 1996 until March 1, 2000 following his employment with AT&T Corp. Mr. Peterson is a director of The Reynolds and Reynolds Company.

Anthony P. Terracciano has been a Director of Avaya since February 25, 2003. Mr. Terracciano served on the board of directors of American Water Works Company Inc. from 1997, and held the position of Vice Chairman from 1998, until its acquisition by Thames Water in January 2003. From July 2000 to January 2002, he was chairman of Dime Bancorp, and he previously held executive positions with First Union Corporation, First Fidelity Bancorporation, Mellon Bank Corp. and Chase Manhattan Bank. Mr. Terracciano currently is a director of IKON Office Solutions. Mr. Terracciano previously served as a Director of Avaya, but he resigned as a Director effective December 19, 2002 in connection with transactions discussed under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions.” On the Board’s own motion, Mr. Terracciano was subsequently re-elected to the Board in February 2003 with no affiliation to the Warburg Pincus Entities.

Directors with Terms Expiring in 2005 (Class 1)

Philip A. Odeen has been a Director of Avaya since October 25, 2002. Mr. Odeen served as Chairman of TRW, Inc. (“TRW”) from February 2002 until its acquisition by Northrop Grumman Corporation (“Northrop Grumman”) in December 2002. From January 2002 to February 2002, he served as a consultant to TRW.

Mr. Odeen was Executive Vice President of Washington Operations of TRW from 2000 to 2002 and was Executive Vice President and General Manager of TRW Systems & Information Technology from 1997 to 2000. Mr. Odeen was President and Chief Executive Officer of BDM International Inc., which TRW acquired in 1997. Mr. Odeen is currently a director of The AES Corporation, Convergys Corporation, Northrop Grumman, and The Reynolds and Reynolds Company.

Hellene S. Runtagh has been a Director of Avaya since February 25, 2003. Ms. Runtagh served as President and Chief Executive Officer of the Berwind Group (“Berwind”) from 2001 to 2002. Prior to joining Berwind, Ms. Runtagh was Executive Vice President of Universal Studios from 1999 to 2001. From 1996 to 1999, she was Senior Vice President of Universal Studios. Ms. Runtagh currently is a director of Covad Communications Group Inc. and Lincoln Electric Holdings, Inc.

Paula Stern has been a Director of Avaya since December 2, 2002. Dr. Stern has been Chairwoman of The Stern Group, Inc., a Washington, D.C. based economic analysis and international business and trade advisory firm, since 1988. Dr. Stern has held several high-level government positions dealing with international trade and foreign policy, including commissioner and chairwoman of the U.S. International Trade Commission. She currently serves on the boards of directors of Avon Products, Inc., Hasbro Inc. and The Neiman Marcus Group, Inc.

Richard F. Wallman has been a Director of Avaya since December 12, 2003. Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International Inc. (“Honeywell”) from 1999 to July 2003. He was Chief Financial Officer at AlliedSignal Inc. from 1995 to 1999, prior to its merger with Honeywell. Mr. Wallman currently serves on the boards of directors of Ariba, Inc., Hayes-Lemmerz International, Inc. and Lear Corporation.

Directors with Terms Expiring in 2006 (Class 2)

Bruce R. Bond has been a Director of Avaya since February 25, 2003. Mr. Bond is a retired executive with over 20 years of experience in the telecommunications industry. Mr. Bond served as Chairman and Chief Executive Officer of PictureTel Corporation from 1997 to 1998.

Daniel C. Stanzione has been a Director of Avaya since September 30, 2000. Dr. Stanzione is President Emeritus of Bell Laboratories, where he began his career in 1972. He served as Special Advisor to the Chairman of Lucent Technologies Inc. (“Lucent”) from October 1999 to October 2000. Dr. Stanzione served as Chief Operating Officer of Lucent from November 1997 to October 1999 and as the President of Bell Laboratories at Lucent from March 1996 to October 1999. Dr. Stanzione is currently a director of Quest Diagnostics Incorporated.

Ronald L. Zarrella has been a Director of Avaya since February 27, 2002. Since November 2001, Mr. Zarrella has been Chairman and Chief Executive Officer of Bausch & Lomb Incorporated, where he has held several executive positions since 1985. He was previously with General Motors Corporation, where beginning in 1998, he was Executive Vice President and President of General Motors North America.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. LANDY, LESLIE, PETERSON AND TERRACCIANO.

Proposal 2.
Directors’ Proposal to Approve the Avaya Inc. 2004 Long Term Incentive Plan

We are asking shareholders to approve the amended and restated Avaya Inc. Long Term Incentive Plan for Management Employees, which will be renamed the Avaya Inc. 2004 Long Term Incentive Plan (the “Plan”). The Plan was approved by the Board on December 11, 2003, and the amendment and restatement will become effective upon receipt of the approval of Avaya’s shareholders at the Annual Meeting. Upon approval by shareholders, the Plan will be a successor plan to, and no further grants will be made from, four of the Company’s existing plans: the 2000 Long Term Incentive Plan, the 2000 Stock Compensation Plan for Non-employee Directors, the Broad-Based Stock Option Plan, and the Long Term Incentive Plan for Management Employees (the “Existing Plans”). In the event that the requisite vote of the shareholders to approve the Plan is not obtained, the Plan will not become effective and the Company will continue to make grants of awards pursuant to the terms of the Existing Plans, subject to applicable law.

The consolidation of the Existing Plans into the Plan will result in an aggregate reduction in the number of shares eligible for awards under the Existing Plans and is expected to improve Avaya’s ability to administer its stock plans. In addition, adoption of the Plan would help ensure that certain compensation paid to executive officers pursuant to the Plan qualify as “performance-based compensation” not subject to the limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), on deductibility of executive compensation in excess of $1 million. A copy of the Plan has been filed electronically with the Securities and Exchange Commission with this Proxy Statement.

Administration

The Plan will be administered by the Corporate Governance and Compensation Committee.

Term

The term of the Plan will be the period beginning the date the Plan is approved by shareholders and ending on October 1, 2013.

Eligibility

The Corporate Governance and Compensation Committee may select (i) executive officers and other employees actively employed by Avaya or its subsidiaries and (ii) Non-employee Directors to receive awards under the Plan.

Awards

The Plan provides for the grant of options, stock appreciation rights, restricted stock awards, stock retainers for Non-employee Directors, performance awards, dividend equivalents and other stock unit awards, as such terms are defined in the Plan.

Awards to “Covered Employees”

The Plan also provides that, if the Corporate Governance and Compensation Committee determines at the time that an award, other than an option or stock appreciation right with an exercise price not less than 100% of the fair market value of a share of Common Stock on the date of grant, is established for a participant and such participant is, or may be as of the end of the tax year in which Avaya would claim a tax deduction in connection with such award, a “covered employee” within the meaning of Section 162(m) of the Code (i.e., the Chief Executive Officer or one of Avaya’s vice presidents), then the Corporate Governance and Compensation Committee shall make the grant of the award subject to the Company attaining specified levels of one or any combination of the following for the relevant performance period: net income; net cash provided by operating activities; earnings per share from continuing operations; operating income; revenues; gross margin; return on operating assets; return on equity; economic value added; stock price appreciation; total shareholder return (measured in terms of stock price appreciation and dividend growth); or cost control, of the Company or the subsidiary or division of the Company for or within which the Covered Employee is primarily employed. The Committee will establish these performance goals within 90 days following the date of commencement of the applicable performance period, or by such earlier time as is prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered “pre-established.” The Committee, may, in its discretion, reduce the amount of any Award subject to this section based on such criteria as it determines, including but not limited to individual merit. No participant may receive, in any 36-month period during the term of the Plan beginning with the date the Plan is approved by the shareholders, awards with respect to more than, in each case in the aggregate, (a) 1,500,000 shares of our Common Stock, (b) $15 million in cash, other securities of the Company or other forms of property, or (c) options or stock appreciation rights on more than 5,000,000 shares of our Common Stock.

Shares Available

Following the consolidation of the Existing Plans into the Plan, the aggregate number of shares of Avaya Common Stock that may be made subject to awards granted under the Plan will be limited to 29,000,000. Any shares granted as options (other than options with an exercise price of less than the fair market value on the date of grant) or stock appreciation rights are counted against this limit as one share for every one share granted. Any shares granted as awards other than options or stock appreciation rights are counted against this limit as one and thirty-five hundredths (1.35) of a share for every one share granted; provided that for each option granted with an exercise price of less than the fair market value of a share of Common Stock on the date of grant, the number of full shares representing the aggregate value of the discount on the date of grant are counted against this limit as one and thirty-five hundredths (1.35) of a share for every one share granted. If any shares of our Common Stock are subject to an award, including an award under any of the Existing Plans that was made prior to and remains outstanding as of the effective date of the Plan, that is forfeited, settled in cash, expires, or is otherwise terminated without the issuance of such shares of our Common Stock, the shares of our Common Stock subject to that award will again be available for grant under the Plan if no participant has received any benefits of ownership in respect of those shares. In addition, the number of shares available for awards under the Plan will be increased by (i) the number of shares that the Company repurchases in the open market or otherwise with proceeds received from option exercises, (ii) shares that are tendered or withheld to pay the exercise price or purchase price of an award or to settle tax withholding or other obligations arising in connection with an award, and (iii) shares of our common stock that are not otherwise issued pursuant to an award, in each case including with respect to awards made under any of the Existing Plans prior to and remaining outstanding as of the effective date of the Plan.

Any shares of our Common Stock issued under the Plan, including in connection with substitute awards, may consist, in whole or in part, of authorized and unissued shares of our Common Stock, shares purchased in the open market or otherwise, treasury shares, or any combination of the foregoing as the Board or the Corporate Governance and Compensation Committee may from time to time determine.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or other similar transaction or other change in corporate structure affecting the shares of our Common Stock, an adjustment will be made in the aggregate number, class and kind of shares of our Common Stock or other consideration which may be delivered under the Plan, in the number, class, kind and option or exercise price of shares of our Common Stock subject to outstanding awards, and in the number, class and kind of shares of our Common Stock subject to awards granted under the Plan, as may be determined to be appropriate by the Corporate Governance and Compensation Committee, in its sole discretion; provided that the number of shares of our Common Stock subject to any award will always be a whole number. The number of shares available for grants under the Plan or to a participant in any fiscal year will not be reduced by awards granted or shares issued by the Company through the assumption of, or in substitution or exchange for, awards or the right or obligation to make future grants of awards in connection with the acquisition of another corporation or business entity.

As of October 1, 2003, stock options for 43,172,492 shares of Common Stock and restricted stock units for approximately 7,891,028 shares of Common Stock were issued under the Existing Plans, and 41,863,018 shares remained available for issuance in connection with awards under the Existing Plans. In fiscal 2004, as of December 15, 2003, an additional 7,964,050 stock options and 401,000 restricted stock unit awards were issued under the Existing Plans, of which 500,000 stock options and no restricted stock unit awards were issued to the executive officers listed in the Summary Compensation Table and of which no awards were made to the Non-employee Directors. As of December 15, 2003, stock options for 48,382,121 shares of Common Stock and restricted stock units for approximately 3,229,984 shares of Common Stock were outstanding under the Existing Plans, and approximately 34.2 million shares remained available for issuance in connection with awards under the Existing Plans. Moreover, the number of shares available for issuance is subject to increase as a result of the provisions of the Long Term Incentive Plan for Management Employees, which provides for an increase in the number of shares available under that plan on the first day of every calendar year through 2007 by 5% of the shares outstanding at the end of the prior calendar year. In contrast, if shareholders approve the Plan, the number of shares remaining available for issuance in connection with future awards under the Existing Plans would be reduced to zero and the aggregate number of shares of Avaya Common Stock that may be made subject to awards granted under the Plan will be limited as set forth above.

Options; Stock Appreciation Rights

Options to purchase shares of our Common Stock may be granted under the Plan, either alone or in addition to other awards. Except in the case of substitute awards, the purchase price per share of our Common Stock purchasable under an option will be determined by our Corporate Governance and Compensation Committee, in its sole discretion; provided that such purchase price will not be less than 75% of the fair market value, as defined in the Plan, of a share of our Common Stock on the date of the grant of the option. The term of each option will be fixed by our Corporate Governance and Compensation Committee in its sole discretion; provided that no option will be exercisable after the expiration of 7 years from the date of grant. Options will be exercisable at such time or times as determined by our Corporate Governance and Compensation Committee at or subsequent to grant. Subject to the other provisions of the Plan and any applicable award agreement, any option may be exercised by the participant in such form or forms, including, without limitation, payment by delivery of cash or shares of our Common Stock or by any combination of cash or shares of our Common Stock.

In its sole discretion, our Corporate Governance and Compensation Committee may provide at the time of grant that the shares of Common Stock to be issued upon an option’s exercise will be in the form of restricted stock or other similar securities, or may reserve the right so to provide after the time of grant. Upon termination of employment, other than for death, disability or retirement, a participant forfeits all unexercisable options and may exercise all exercisable options by the earlier of 90 days following such termination or the original expiration date of the options, except that, if such termination is the result of some actions initiated by us, the participant may exercise a portion of the previously unexercisable options within such period.

Any repricing (as defined under the New York Stock Exchange (“NYSE”) listing standards) of options that are granted pursuant to the terms of the Plan will be subject to the approval of the Company’s shareholders.

Stock appreciation rights may be granted to participants either alone or in addition to other awards and may, but need not, relate to a specific option or other award. Any stock appreciation rights related to an option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. In the case of any stock appreciation right related to any option, the stock appreciation right or applicable portion thereof will terminate and no longer be exercisable upon the termination or exercise of the related option, except that any stock appreciation right granted with respect to less than the full number of shares of our Common Stock covered by a related option will not be reduced except to the extent that the number of shares of our Common Stock affected by the exercise or termination of the related option exceeds the number of shares of our Common Stock not covered by the stock appreciation right. Any option related to any stock appreciation right will no longer be exercisable to the extent the related stock appreciation right has been exercised. Our Corporate Governance and Compensation Committee may impose such conditions or restrictions on the exercise of any stock appreciation right as it may deem appropriate.

Performance Shares of Common Stock

Performance-based equity awards may be issued to participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the Plan. The performance criteria to be achieved during any performance period under the Plan and the length of the performance period will be determined by our Corporate Governance and Compensation Committee upon the grant of each performance award; provided that no performance period may be less than twelve months or greater than five years. Performance awards generally will be distributed only after the end of the relevant performance period. Performance awards may be paid in cash, Common Stock, other property or any combination thereof, in the sole discretion of our Corporate Governance and Compensation Committee at the time of payment. Performance awards may be paid in a lump sum or in installments following the close of the performance period.

Other Stock Unit Awards

Other awards of shares of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our Common Stock or other property may be granted to participants, either alone or in addition to other awards. Other stock unit awards may be paid in shares of our Common Stock, other securities, cash or any other form of property as the Corporate Governance and Compensation Committee may determine. Our Corporate Governance and Compensation Committee may impose those conditions or restrictions on the exercise of any other stock award as the Committee may deem appropriate. Shares of our Common Stock purchased pursuant to other stock awards will be purchased for such consideration as the Corporate Governance and Compensation Committee in its sole discretion determines, which shall not be less than the fair market value of those shares of our Common Stock as of the date such purchase right is awarded.

Restricted Shares of Common Stock

Restricted stock awards may be issued to participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the Plan. Except as otherwise determined by our Corporate Governance and Compensation Committee at the time of grant, upon termination of employment for any reason during the restriction period, all restricted stock awards still subject to restriction will be forfeited by the participant and reacquired by us.

Awards to Non-employee Directors

The Plan will replace the Company’s 2000 Stock Compensation Plan for Non-employee Directors. Along those lines, the Plan provides that Non-employee Directors are eligible to receive awards under the Plan, including inaugural grants upon joining the Board and retainer awards for continued service on the Board. To the extent deemed appropriate by the Corporate Governance and Compensation Committee, awards may be granted to Non-employee Directors upon commencement of service on the Board. Retainer awards granted pursuant to the Plan shall be made annually each March 1 beginning March 1, 2004.

Change in Control

The Plan generally provides that, unless our Corporate Governance and Compensation Committee determines otherwise at the time of grant with respect to a particular award, in the event of a “change in control,” (1) any options and stock appreciation rights outstanding as of the date the change in control is determined to have occurred will become fully exercisable and vested; (2) the restrictions and deferral limitations applicable to any restricted stock awards will lapse; (3) all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and such performance awards will be immediately settled or distributed; and (4) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and such other stock unit awards or other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable. Please see “Executive Compensation and Other Information—Employment Contracts and Change in Control Arrangements—Change in Control Arrangements” for the definition of “change in control” under the Plan.

Other Key Provisions

Our Board of Directors may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation may be made that would impair rights under an award theretofore granted without the participant’s consent. Subject to the provisions of the Plan and any award agreement, the recipient of an award, including, without limitation, any deferred award may, if so determined by our Corporate Governance and Compensation Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares of our Common Stock covered by the award, and our Corporate Governance and Compensation Committee may provide that such amounts, if any, will be deemed to have been reinvested in additional shares of our Common Stock or otherwise reinvested. Unless otherwise specified by the Corporate Governance and Compensation Committee in the applicable award agreement, an award granted under the Plan to a participant may not be assigned other than by will or the laws of descent and distribution, and during the lifetime of the participant an award can only be exercised by that participant or his or her guardian or legal representative; provided, however, that an option granted to a Non-employee Director may be transferred in accordance with rules established by the Company to one or more of the Director’s immediate family members, to a partnership of which the only partners are members of that immediate family or to a trust established by the Non-employee Director for the benefit of one or more members of that immediate family.

Market Value

The per share closing price of the Common Stock on December 17, 2003 was $11.13.

Federal Income Tax Consequences

Avaya believes that, under present law, the following are the U.S. federal income tax consequences generally arising with respect to stock options. The grant of a stock option will create no tax consequences for a participant or Avaya. Upon exercising a stock option, a participant must recognize ordinary income equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price. Avaya will be entitled to a deduction for the same amount. The treatment to a participant of a disposition of Common Stock acquired through the exercise of a stock option depends on how long the shares were held. Generally, there will be no tax consequence to Avaya in connection with a disposition of shares of Common Stock acquired under a stock option.

New Plan Benefits

During fiscal 2004, prior to the amendment and restatement of the Long Term Incentive Plan for Management Employees, the Board of Directors approved a grant of 125,000 stock options under the Long Term Incentive Plan for Management Employees to one of the executive officers named in the Summary Compensation Table and stock options and restricted stock units to other employees. (Non-employee Directors were not eligible to participate in the Long Term Incentive Plan for Management Employees). Information with respect to grants to the executive officers named in the Summary Compensation Table that were made under the Long Term Incentive Plan for Management Employees is included under “Executive Compensation and Other Information—Summary Compensation Table” and “Executive Compensation and Other Information—Option Grants in Fiscal 2003.” Information with respect to awards made during fiscal 2003 under the Existing Plans is included with the information under “Executive Compensation and Other Information—Equity Compensation Plan Information as of September 30, 2003.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO AND RESTATEMENT OF THE AVAYA INC. LONG TERM INCENTIVE PLAN FOR MANAGEMENT EMPLOYEES, WHICH HAS BEEN RENAMED THE AVAYA INC. 2004 LONG TERM INCENTIVE PLAN.

Proposal 3.
Shareholder Proposal Regarding Chief Executive Officer Compensation

Proponent’s Proposal

Phillip Pennington, 901 Columbus Drive, Harrisburg, Ohio 43126 (the “Proponent”), who, according to Avaya’s records was the owner of approximately 5,253 shares of Common Stock as of September 11, 2003, has submitted a letter to Avaya requesting that the following resolution be submitted to our shareholders for consideration at the Annual Meeting:

“RESOLVED, that the shareholders of Avaya Inc. ask the board of directors to establish a cap on the total compensation that may be paid to the CEO in a given year equal to 50 times the average compensation paid to employees who are not exempt from coverage under the Fair Labor Standards Act in the prior year, including salary, bonus, the grant-date present value of stock options, the grant-date present value of restricted stock, payments under long-term incentive plans, and ‘other annual’ and ‘all other compensation;’ provided that the cap be implemented in a way that does not violate any existing contractual provision.”

The following is the supporting statement of the Proponent in connection with his proposal:

“The compensation of chief executive officers of U.S. public companies has soared in recent years, from a median of $1.8 million in 1992 to $6.1 million in 2000, according to a report of the Conference Board. The explosion in CEO pay has far outstripped gains realized by the majority of workers. According to a Business Week article (May 6, 2002), CEOs of large corporations in 2001 made 411 times as much as the average factory worker. In the past decade, according to the same article, while the wages of rank-and-file workers increased by 36%, the compensation of CEOs climbed 340%.

There is evidence that large pay disparities can have a negative effect on worker productivity. A 1992 study by Cowherd and Levine in Administrative Science Quarterly found that pay differentials between managers and blue collar workers, as well as within the management group, tends to reduce product quality. A study by Stanford professor Charles O’Reilly and others found that disparity between the CEO’s pay and that of lower level managers was associated with higher manager turnover.

According to Business Week, in the mid-1980s, Peter Drucker argued that no CEO should earn more than 20 times the company’s lowest-paid employee to ensure that the contributions of all employees are recognized. Drucker believes that the growing CEO-worker pay differential damages the authority of corporate leaders.

In a September 2002 report, a commission of the Conference Board lamented the ”widespread perception of a lack of fairness that certain executives have garnered substantial compensation even as their companies and the retirement savings of their employees has collapsed.’ To restore public confidence, the commission urged compensation committees to ”be mindful of the differences in compensation levels throughout the corporation in setting senior executive compensation levels.’

I believe this proposal is necessary to bringing more balance to the differential between senior executive and employee pay. I urge Avaya shareholders to vote for this proposal.”

Our Response to the Proponent’s Proposal

The Corporate Governance and Compensation Committee of the Board is responsible for determining the Chief Executive Officer’s compensation, and it gives consideration to a number of factors, including individual performance, company performance and market data regarding chief executive officer compensation in other publicly owned and similarly sized companies in comparable industries. See “Executive Compensation and Other Information—Report on Executive Compensation” for more information. Using these factors, the Committee is able to link the CEO’s compensation to the Company’s financial goals and sustained growth of shareholder value. Mr. Peterson’s compensation for fiscal 2003 was established using these factors. The amounts identified in the Summary Compensation Table for his “Salary,” “Bonus,” “Other Annual Compensation,” and “All Other Compensation” for fiscal 2003 totaled $2,084,900. The amounts identified in the Summary Compensation Table under “Restricted Stock Unit Awards” and “Securities Underlying Options” represent long-term compensation awarded to Mr. Peterson for fiscal 2003, but those amounts include awards that vest in part after fiscal 2003. See “Executive Compensation and Other Information—Summary Compensation Table” and “Executive Compensation and Other Information—Option Grants in Fiscal 2003” for more information.

This shareholder proposal would severely limit the Committee’s discretion to establish appropriate performance-based compensation and instead would provide an arbitrary formula that does not take into account achieving financial and other business goals. In addition, it would limit the Company’s ability to remain competitive in the market for executive leadership. Moreover, it does not take into account the compensation paid to our CEO as it relates to the compensation of chief executive officers of publicly owned and similarly sized companies in comparable industries. As a result, the Board had concluded that it cannot support the Proponent’s proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

II. CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has adopted the Avaya Inc. Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for Avaya’s corporate governance initiatives and cover topics including, but not limited to, Board and committee composition, Director compensation, and Director tenure. The Corporate Governance and Compensation Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines.

The Guidelines provide that a majority of the members of the Board must meet the criteria for independence as required by applicable law and the NYSE listing standards. No Director qualifies as independent unless the Board determines that the Director has no direct or indirect material relationship with the Company. Along those lines, our Board has determined that, excluding Mr. Peterson, a majority of the Directors is independent in accordance with applicable law and NYSE rules. In making that determination, the Board applied the following standards, in addition to any relevant facts and circumstances:

•	A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is presumed not to be independent until five years after he or she ceases to receive more than $100,000 per year in such compensation.

•	A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until five years after the end of either the affiliation or the auditing relationship.

•	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee is not independent until five years after the end of such service or the employment relationship.

•	A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) that accounts for at least 2% of the Company’s consolidated gross revenues, or (B) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues, in each case is not independent until five years after falling below such threshold.

•	A Director who is, or whose immediate family member is, an officer, director or trustee of a not-for-profit organization that received contributions from the Company during the organization’s most recent fiscal year equal to or greater than the lesser of $50,000 and one percent of the organization’s total annual donations is not independent.

Since the Board made its determination as to Director independence, our Corporate Governance Guidelines have been modified to comply with newly approved NYSE listing standards and independence requirements, which become effective after January 15, 2004. We believe that an analysis of the independence of Directors under the new standards results in the same conclusion as under the standards outlined above, namely that, excluding Mr. Peterson, a majority of the Directors is independent under applicable law and NYSE rules.

CODE OF CONDUCT

Avaya has adopted a worldwide Code of Conduct, entitled Operating with Integrity, which is designed to help Directors and employees resolve ethical issues in an increasingly complex global business environment. The Code of Conduct applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available at Avaya’s corporate governance website located at http://investors.avaya.com/governance. Avaya may post amendments to or waivers of the provisions of the Code of Conduct, if any, made with respect to any of our Directors and executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this document.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES AND FEES

Our Board of Directors held a total of ten meetings during the fiscal year ended September 30, 2003. During fiscal 2003 all of our Directors attended 75% or more of the meetings of the Board and meetings of committees of the Board on which they served. As a general matter, Board members are expected to attend Avaya’s annual meetings. At Avaya’s 2003 annual meeting, all members of the Board and nominees for election to the Board were present except for Mr. Zarrella, who was unable to attend because he was required to preside over a Bausch & Lomb Incorporated board meeting, which was previously scheduled for the same day as Avaya’s annual meeting.

Among the standing committees of the Board of Directors are the Audit Committee and the Corporate Governance and Compensation Committee, which, in addition to its other functions, acts as a nominating committee.

Audit Committee

The Charter of the Audit Committee of the Board of Directors is available on our corporate governance website at http://investors.avaya.com/governance. Please note that the information on our website is not incorporated by reference in this Proxy Statement. The Charter of the Audit Committee requires that the Audit Committee be comprised of at least three members, all of whom are Non-employee Directors and at least one of whom is an “audit committee financial expert,” as defined by the Securities Exchange Commission. The members of the Audit Committee are Mr. Leslie (Chairman), Mr. Bond, Dr. Stanzione, Dr. Stern and Mr. Terracciano, all of whom meet the independence requirements of the NYSE. The Board has determined that Mr. Terracciano is an audit committee financial expert.

The Audit Committee has sole and direct authority to engage, appoint, evaluate, compensate and replace the independent auditors, and it reviews and approves in advance all audit, audit related and non-audit services performed by the independent auditors (to the extent those services are permitted by the Securities Exchange Act of 1934, as amended). The Audit Committee meets with our management regularly to consider the adequacy of our internal controls and financial reporting process and the reliability of our financial reports to the public. This committee also meets with the independent auditors and with our own appropriate financial personnel and internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this committee and have unrestricted access to this committee. The Audit Committee examines the independence and performance of our internal auditors and our independent auditors. In addition, among its other responsibilities, the Audit Committee reviews our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published. The Audit Committee held nine meetings during fiscal 2003. See “—Audit Committee Information—Report of Audit Committee” on page 16 of this Proxy Statement for more information.

Each of Messrs. Bond, Leslie, and Terracciano, Dr. Stanzione and Dr. Stern meets the NYSE independence requirements for membership on an audit committee.

Corporate Governance and Compensation Committee

The Corporate Governance and Compensation Committee Charter is available on our corporate governance website at http://investors.avaya.com/governance. Please note that the information on our website is not incorporated by reference in this Proxy Statement. The Corporate Governance and Compensation Committee Charter requires that the committee be comprised of at least three members, all of whom are Non-employee Directors and meet the independence requirements of the NYSE. The members of the Corporate Governance and Compensation Committee are Messrs. Odeen (Chairman), Landy, and Zarrella and Ms. Runtagh, all of whom meet the independence requirements of the NYSE. The committee provides oversight and guidance in the development of compensation and benefit programs for all employees of the

Company and administers management incentive compensation plans. The committee also establishes the compensation of officers and reviews the compensation of Directors.

In addition to the above, the Corporate Governance and Compensation Committee is responsible for recommending to our full Board of Directors nominees for election as Directors. To fulfill this role, the committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Among other things, when assessing a candidate’s qualifications, the committee considers: the number of other boards on which the candidate serves, including public and private company boards as well as not-for-profit boards; other business and professional commitments of the candidate; the need of the Board for Directors having certain skills and experience; and the diversity, in the broadest sense, of the Directors then comprising the Board. In addition, Directors are expected to be able to exercise their best business judgment when acting on behalf of the Company and its shareholders while relying on the honesty and integrity of the Company’s senior management and its outside advisors and auditors. Moreover, Directors are expected to act ethically at all times and adhere to the applicable provisions of Avaya’s Code of Conduct, Operating with Integrity. The committee considers all of these qualities when determining whether or not to recommend a candidate for Director. The committee also utilizes the services of a search firm to help identify candidates for Director who meet the qualifications outlined above.

The Corporate Governance and Compensation Committee considers qualified candidates for Director suggested by our shareholders. Shareholders can suggest qualified candidates for Director by writing to our corporate secretary at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920. Submissions that are received that meet the criteria outlined in the immediately preceding paragraph are forwarded to the Chairman of the Corporate Governance and Compensation Committee for further review and consideration.

Among its other responsibilities, the committee makes recommendations to our Board of Directors from time to time as to matters of corporate governance, and reviews and assesses Avaya’s Corporate Governance Guidelines. The Corporate Governance and Compensation Committee held thirteen meetings during fiscal 2003.

Executive Sessions

Non-management Directors meet regularly in executive sessions without management. “Non-management” Directors are all those who are not Company officers and include Directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. Executive Sessions are led by a “Lead Director.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Lead Director in his or her own discretion or at the request of the Board. Mr. Odeen has been designated as the Lead Director.

Contacting the Board of Directors

Any shareholder who desires to contact Avaya’s Lead Director or the other members of the Board of Directors may do so electronically by sending an email to the following address: bdofdirectors@avaya.com. Alternatively, a shareholder can contact the Lead Director or the other members of the Board by writing to: Board of Directors, Avaya Inc., 211 Mt. Airy Road, Room 3C429, Basking Ridge, N.J. 07920. Communications received electronically or in writing are distributed to the Lead Director or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded by the Secretary to the Chairman of the Audit Committee for review.

How are Directors compensated?

Prior to December 19, 2002, upon becoming a member of Avaya’a Board, each Director received an inaugural award in the form of a grant of stock options with an exercise price equal to the fair market value of our Common Stock on the date of grant. The number of shares subject to stock options awarded was equal to three times the quotient of $50,000 divided by the fair market value of our Common Stock on the date of grant. Along those lines, Mr. Odeen, whose term as a Director began on October 25, 2002, received an inaugural grant of an option to purchase 87,719 shares of our Common Stock at a price per share of $1.71.

Dr. Stern, whose term as a Director began on December 2, 2002, received an inaugural grant of an option to purchase 48,701 shares of our Common Stock at a price per share of $3.08. Effective December 19, 2002, the Board suspended the granting of stock options for inaugural grants. Effective that date, each new Director receives an inaugural grant of restricted stock units having a total value on the date of grant of $50,000, which restricted stock units are placed in that Director’s deferred share account under the Company’s Deferred Compensation Plan. Accordingly, Mr. Landy, whose term as a Director began on January 6, 2003, received an inaugural grant of restricted stock units representing 19,417 shares of our Common Stock. Mr. Bond, whose term as a Director began on February 25, 2003, received an inaugural grant of restricted stock units representing 24,570 shares of Common Stock. Ms. Runtagh, whose term as a Director began on February 25, 2003, received an inaugural grant of restricted stock units representing 24,570 shares of Common Stock. Mr. Wallman, whose term as a Director began on December 12, 2003, received an inaugural grant of restricted stock units representing 4,321 shares of Common Stock. Certain of the Directors listed above have elected to place certain shares of Common Stock to be received by them upon vesting of their restricted stock units in a deferred share account pursuant to the terms of our Deferred Compensation Plan, which shares would be distributed to them upon their retirement from the Board. See “Security Ownership of Certain Beneficial Owners and Management” for more information.

For fiscal 2003, all Directors (other than Mr. Wallman) received an annual retainer of $100,000. The chair of each committee receives an additional annual retainer of $10,000. Directors do not receive separate meeting fees.

Prior to December 19, 2002, Directors were required to elect to receive at least 50% of their retainers in our Common Stock or an option to purchase our Common Stock or a combination of Common Stock and an option. Any remaining amount could be paid in cash, but could not exceed 50% of the retainer. If a Director elected to receive an option, the number of shares purchasable under the option was equal to three times the quotient of the dollar value of the retainer taken as an option divided by the fair market value of our Common Stock on the date of grant.

The exercise price per share under the option was the fair market value of a share on the date of grant. Options generally became exercisable on the six-month anniversary of the date of grant and had a 10-year term. Directors could defer all or a portion of their retainers under our Deferred Compensation Plan, except for the portion of their retainers that was in the form of stock options.

Effective December 19, 2002, the Board suspended the granting of stock options as part of the annual retainer, and Directors are required to elect to receive at least 50% of their retainers in our Common Stock, to be received either at the time of payment of their retainers or to be placed in their deferred share accounts under the Company’s Deferred Compensation Plan. Any remaining amounts may be paid in cash, but shall not exceed 50% of the retainer. Directors can defer all or a portion of their retainers under our Deferred Compensation Plan.

We also provide Non-employee Directors with travel accident insurance when traveling on our business. We do not provide a retirement plan or other perquisites for our Directors.

AUDIT COMMITTEE INFORMATION

The following “Report of Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Avaya specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Report of Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee reviews Avaya’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Avaya’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Avaya and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to Avaya is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in Avaya’s Annual Report on Form 10-K for the year ended September 30, 2003 for filing with the SEC.

Audit Committee: Mark Leslie, Bruce R. Bond, Daniel C. Stanzione, Paula Stern,
and Anthony P. Terracciano

Independent Auditor Information

Fees Billed to Avaya by PricewaterhouseCoopers LLP

Audit Fees

The aggregate fees billed to Avaya by the independent auditors, PricewaterhouseCoopers LLP (“PwC”), for professional services rendered in connection with the audit of Avaya’s financial statements incorporated by reference in Avaya’s Annual Report on Form 10-K for fiscal 2003, for the review of Avaya’s financial statements included in Avaya’s Quarterly Reports on Form 10-Q during fiscal 2003, and for audits of Avaya’s international operations for fiscal 2003 totaled approximately $4.1 million. The aggregate fees billed to Avaya by PwC for professional services rendered in connection with the audit of Avaya’s financial statements incorporated by reference in Avaya’s Annual Report on Form 10-K for fiscal 2002, for the review of Avaya’s financial statements included in Avaya’s Quarterly Reports on Form 10-Q during fiscal 2002, and for audits of Avaya’s international operations in for fiscal 2002 totaled approximately $3.9 million.

Audit Related Fees

The aggregate fees billed to Avaya by PwC for assurance and related services that are reasonably related to the performance of the audit and review of Avaya’s financial statements that are not already reported in the paragraph immediately above totaled approximately $593,000 and $700,000 for fiscal 2003 and 2002, respectively. These services included benefit plan audits, carve-out audits for our Connectivity Solutions group, which were conducted in connection with the sale of that unit, and other U.S. and international audit-related services.

Tax Fees

The aggregate fees billed to Avaya by PwC for professional services rendered by PwC for tax compliance, tax advice and tax planning totaled approximately $769,000 and $751,000 for fiscal 2003 and 2002, respectively. These services included executive tax advisory and executive and expatriate tax compliance services that have been discontinued for periods following 2003 and included other U.S. and international tax advisory and tax compliance services.

All Other Fees

The aggregate fees billed to Avaya by PwC for products and services provided by PwC other than as set forth above totaled approximately $375,000 for 2002. These fees were billed in connection with financial information systems design and implementation services and stock option reporting services. No such fees were billed to Avaya by PwC for 2003.

Engagement of the Independent Auditor

The Audit Committee is responsible for approving every engagement of PwC to perform audit or non-audit services on behalf of the Company or any of its subsidiaries before PwC is engaged to provide those services.

Independent Auditor Selection for Fiscal 2004

PwC has been selected to serve as Avaya’s independent auditors for the fiscal year ended September 30, 2004. Representatives of PwC are expected to be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On October 2, 2000, the Company sold to Warburg Pincus Equity Partners, L.P. and certain affiliated investment funds (the “Warburg Pincus Entities”) four million shares of the Company’s Series B convertible participating preferred stock and warrants to purchase Common Stock for an aggregate purchase price of $400 million. On March 21, 2002, the Company completed a series of transactions pursuant to which the Warburg Pincus Entities acquired 53,000,000 shares of Avaya Common Stock by (i) converting all four million shares of the Series B preferred stock into Common Stock based on a reduced conversion price, (ii) exercising some of their warrants, and (iii) purchasing additional shares of common stock in a private offering, all resulting in gross proceeds to Avaya of $100 million. Following the transactions described above, there were no shares of Series B preferred stock outstanding. In addition to the shares of Common Stock owned by the Warburg Pincus Entities following the March 21, 2002 transactions described above, the Warburg Pincus Entities continued to hold warrants to purchase additional shares of our Common Stock.

As part of the March 2002 transaction described above, the Warburg Pincus Entities obtained the right to nominate a Director who was independent of the Warburg Pincus Entities and was reasonably acceptable to our Board of Directors. In April 2002, the Warburg Pincus Entities exercised that contractual right and, accordingly, Mr. Terracciano was appointed to Avaya’s Board of Directors as their nominee.

On December 23, 2002, Avaya and the Warburg Pincus Entities commenced an exchange offer to purchase approximately $661 million aggregate principal amount at maturity, or 70%, of our outstanding Liquid Yield Option Notes (“LYONs™”) due 2021 (the “Exchange Offer”).1 Under the terms of the Exchange Offer, holders of LYONs could elect to receive either cash consideration or a combination of cash plus shares of Common Stock. Of the $200 million of cash available in the Exchange Offer, no more than $100 million could be paid by Avaya and no more than $100 million could be paid by the Warburg Pincus Entities. Under the terms of the Exchange Offer, Avaya had the right to determine how much of the consideration paid in cash would be paid by us and how much would be paid by the Warburg Pincus Entities. The Exchange Offer terminated on January 28, 2003. In consideration of the Warburg Pincus Entities’ participation in the Exchange Offer, (i) we reduced the per share exercise price of Series A warrants held by the Warburg Pincus Entities to $0.01, (ii) the Warburg Pincus Entities agreed to exercise for cash a portion of the Series A warrants to purchase an aggregate of 5,581,101 shares of common stock of Avaya for aggregate cash consideration of $55,811 and (iii) the Warburg Pincus Entities agreed to convert all LYONs acquired by them into an aggregate of 1,588,548 shares of common stock of Avaya.

On October 23, 2003, the Warburg Pincus Entities disposed of 25,000,000 shares of our Common Stock, according to a Schedule 13D/A filed with the SEC on that date.

As a result of the foregoing, as of October 23, 2003, the total number of shares of our Common Stock held by the Warburg Pincus Entities, including shares of our Common Stock that could be acquired upon the exercise of certain warrants, was 49,098,769 shares. For more information regarding the shares of common stock and warrants held by the Warburg Pincus Entities, see “Security Ownership of Certain Beneficial Owners and Management.”

Mr. Terracciano resigned from the Board of Directors effective December 19, 2002, prior to the decision of the Board of Directors to proceed with the Exchange Offer. Mr. Terracciano may be entitled to indemnification by affiliates of the Warburg Pincus Entities against certain liabilities that he might have incurred as a result of serving as a Director of Avaya prior to that resignation. Under the agreement we entered into with the Warburg Pincus Entities in connection with the Exchange Offer, the Warburg Pincus Entities have the right to nominate one individual for election to our Board of Directors, which individual

1  LYONs™ is a trademark of Merrill Lynch & Co., Inc.

may be affiliated with the Warburg Pincus Entities. In January 2003, the Warburg Pincus Entities nominated Mr. Joseph P. Landy, who is a nominee for reelection at the Annual Meeting.

In February 2003, the Board of Directors, on its own motion and independent of his prior nomination by the Warburg Pincus Entities, appointed Mr. Terracciano as a Director. Mr. Terracciano has no affiliation with the Warburg Pincus Entities.

Prior to September 30, 2000, Avaya operated as a division of Lucent. Some of our Directors and executive officers own Lucent common stock and vested Lucent options. Ownership of Lucent common stock and Lucent options by our Directors and executive officers could create, or appear to create, potential conflicts of interest when faced with decisions that affect both Lucent and Avaya.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our executive officers, our Directors and persons who own more than 10% of a registered class of Avaya’s equity securities to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such executive officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended 2003, except that Form 4s were late in being filed for each of Messrs. Johnson, Peterson and Peiffer (Avaya’s former Controller), and Mses. Craven and DiMarzo. These Forms generally were one day late in being filed, and in all cases the delay was the result of administrative difficulties at the Company and was not the fault of any of the executives. Moreover, these Forms reflected the vesting of restricted stock units and related tax withholding where the grants had already been recorded on Section 16 Forms and where, in the case of Mr. Peterson, the shares received on vesting were placed in a deferred compensation account to be received by him following his termination of employment.

III. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of Common Stock as of October 1, 2003 (or such other date as provided below) for our Directors, the executive officers listed in the Summary Compensation Table, Directors and executive officers as a group and each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock.

Name	Our Common Stock Beneficially Owned		Percent of Outstanding Shares Beneficially Owned

Warburg Pincus Equity Partners, L.P.	49,098,769	(1)	11.7%
466 Lexington Avenue, 10th Floor
New York, New York 10017-3147
Brandes Investment Partners, LLC	48,685,632	(2)	11.6%
11988 El Camino Real, Suite 500
San Diego, California 92130
Dodge & Cox	43,682,146	(3)	10.4%
One Sansome St., 35th Floor
San Francisco, California 94104
Donald K. Peterson	5,331,231	(4)(5)(6)	1.3%
Garry K. McGuire, Sr.	1,307,986	(4)(5)	*
Michael C. Thurk	166,255	(4)	*
Louis J. D’Ambrosio	229,167	(4)	*
David P. Johnson	1,238,114	(4)(5)	*
Bruce R. Bond	47,041	(6)	*
Joseph P. Landy	64,360	(6)(7)	*
Mark Leslie	94,936	(4)(8)	*
Philip A. Odeen	126,971	(4)(6)	*
Hellene S. Runtagh	49,041	(6)(9)	*
Paula Stern	72,585	(4)(6)	*
Daniel C. Stanzione	120,207	(4)(6)	*
Anthony P. Terracciano	145,365	(4)	*
Richard Wallman	3,000		*
Ronald Zarrella	33,792	(4)(6)	*
Directors and executive officers as a group, including those named above (19 Persons)	11,469,683	(4)(5)(6)	2.7%

*	Indicates less than 1%.

(1)	The shareholder is Warburg Pincus Equity Partners, L.P., including three affiliated partnerships. Warburg, Pincus & Co. is the sole general partner of Warburg Pincus Partners, L.P., which is managed by Warburg Pincus LLC. The amount indicated in the table above represents (i) an aggregate of 53,000,000 shares of Common Stock acquired as a result of the October 2, 2000 and March 21, 2002 transactions with the Warburg Pincus Entities, plus (ii) 5,581,101 shares of Common Stock received by the Warburg Pincus Entities on exercise of certain Series A warrants and 1,588,548 shares of Common Stock received by the Warburg Pincus Entities on conversion all LYONs acquired by them, each in connection with their participation in the Exchange Offer, plus (iii) 13,879,120 shares of Common Stock issuable upon the exercise of warrants held by such investors, plus (iv) 50,000 shares of Common Stock purchased by the Warburg Pincus Entities on the open market, minus (v) 25,000,000 shares of Common Stock sold by the Warburg Pincus Entities as set forth in the Schedule 13D/A filed by the Warburg Pincus Entities on October 23, 2003.

The amount indicated in the table above does not include 64,360 shares of common stock received by Mr. Landy, a Managing General Partner of Warburg Pincus & Co. and a Managing Member of Warburg Pincus LLC, in his capacity as a Director of Avaya.

Please see “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions” for more information.

(2)	Represents ownership as of December 31, 2002, according to the Schedule 13G/A filed by Brandes Investment Partners, LLC and other related parties on February 14, 2003.

(3)	Represents ownership as of December 31, 2002, according to the Schedule 13G/A filed by Dodge & Cox on February 13, 2003.

(4)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of October 1, 2003 pursuant to stock options awarded under Avaya stock plans:

• Donald K. Peterson	4,215,827	• Philip A. Odeen	87,719
• Garry K. McGuire, Sr.	1,204,167	• Paula Stern	48,701
• Michael C. Thurk	162,500	• Daniel C. Stanzione	45,716
• Louis J. D’Ambrosio	229,167	• Anthony P. Terracciano	70,422
• David P. Johnson	1,126,628	• Ronald Zarrella	28,169
• Mark Leslie	56,786	• Directors and executive officers as a group	9,480,486

(5)	Includes beneficial ownership of the following numbers of shares of Common Stock underlying restricted stock units that may be acquired within 60 days of October 1, 2003:

• Donald K. Peterson	358,280(a)
• Garry K. McGuire, Sr.	48,082
• David P. Johnson	40,500
• Directors and executive officers as a group	503,862(a)

(a) Mr. Peterson has elected to defer receipt of the 358,280 shares of Common Stock underlying these restricted stock units until his employment with the Company terminates.

(6)	Includes ownership of the following numbers of shares of Common Stock underlying restricted stock units that have vested or could vest within 60 days of October 1, 2003 but for which receipt has been deferred under the Avaya Inc. Deferred Compensation Plan such that the underlying shares of Common Stock would not be received within 60 days of October 1, 2003.

• Donald K. Peterson	442,664	• Daniel C. Stanzione	57,392
• Bruce R. Bond	24,570	• Paula Stern	23,866
• Joseph P. Landy	19,417	• Ronald Zarrella	33,793
• Philip A. Odeen	26,252	• Directors and executive officers as a group	713,024
• Hellene S. Runtagh	24,570

(7)	Mr. Landy is a managing member and co-president of Warburg Pincus LLC, and he has been nominated by the Warburg Pincus Entities as a Director for reelection to the Board. Please see “Corporate Governance and Related Matters—Certain Relationships and Related Transactions.” As a result, the shares indicated as held by Mr. Landy are being held for the benefit of the Warburg Pincus Entities. Moreover, Mr. Landy may be deemed to have an indirect pecuniary interest in the shares of Common Stock held by the Warburg Pincus Entities identified in footnote (1) above (the “Warburg Shares”). Mr. Landy disclaims beneficial ownership of the shares indicated next to his name as well as the Warburg Shares, in each case except to the extent of his indirect pecuniary interest therein.

(8)	Includes 38,150 shares owned by family trusts and foundations in which Mr. Leslie disclaims any beneficial ownership, except to the extent of his pecuniary interests therein.

(9)	Includes 18 shares owned by trusts in which Dr. Stern disclaims any beneficial ownership, except to the extent of her pecuniary interests therein.

IV. EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following “Report on Executive Compensation” and “Performance Graph” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Avaya specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT ON EXECUTIVE COMPENSATION

General

The Corporate Governance and Compensation Committee of the Board of Directors (the “Committee”) is comprised solely of Non-employee Directors that meet the independence requirements of the New York Stock Exchange and qualify as “outside directors” under Section 162(m) of the Code. The Committee is responsible for reviewing the CEO’s individual goals and objectives, evaluating the CEO’s performance, and setting CEO compensation based on this evaluation. The Committee is also responsible for reviewing the individual performance of the officers reporting directly to the CEO. In addition to approving compensation and benefit programs for individuals holding positions classified as Vice President or higher, the Committee is responsible for providing oversight and guidance in the development of compensation and benefit programs for all employees of the Company, including recommendations to the Board of Directors with respect to incentive compensation and equity-based plans.

Compensation Philosophy

Avaya’s compensation philosophy is designed to support Avaya’s key objective of creating value for its shareholders. The Committee believes that offering a competitive total rewards package centered around a pay-for-performance philosophy helps achieve this objective.

Overall, base salaries are competitive relative to similar positions at companies of comparable size in our business, providing the ability for Avaya to pay base salaries to help attract and retain employees with a broad, proven track record of performance.

The bonus plan provides a competitive cash payment opportunity based on individual results and behavior and overall Avaya financial performance. The opportunity for a more significant award increases when both Avaya and the employee achieve high levels of performance.

Our long-term incentive plan is generally made available to top performers in the form of stock options and restricted stock units, providing an additional opportunity to accumulate Avaya Common Stock and wealth related to that ownership.

Background

Since Avaya’s spinoff from Lucent, Avaya’s compensation philosophy and strategies have been adapted and fine-tuned to reflect its business strategy as distinct from that of its former parent company. Accordingly, the company has made substantial changes to the compensation and benefit programs to better align with, and support, our philosophy as outlined above.

To strengthen our performance culture, Avaya introduced a market-based pay platform in fiscal 2003. This platform, which more clearly defines market pay relative to specific jobs, emphasizes the commitment to provide employees with a pay opportunity that is externally competitive and recognizes individual contributions. It provides Avaya with an increased ability to attract and retain top talent and make more educated pay decisions.

In addition, Avaya enhanced its bonus program in fiscal 2003 by supporting stronger performance differentiation and helping ensure that the largest rewards go to the highest performers.

In making these and other program enhancements, Avaya is mindful of the need to retain the ability to remain fluid and react to specific business needs as they arise.

Early in fiscal 2003, Avaya concentrated on motivating and retaining certain key executives, as business needs at the time dictated. The Company responded with equity awards. As outlined later in this report, a combination of larger than normal stock option grants and awards of restricted stock units were made both to drive the creation of value for Avaya’s shareholders and to provide real retention value for our key executives. As the Company’s performance improved in fiscal 2003, consistent with our program philosophy, cash bonuses were awarded to certain employees, including executive officers and the CEO.

Compensation Programs

The following are summary descriptions of Avaya’s compensation programs for executive officers, including the CEO:

Base Salaries

The performance of each executive officer, including the CEO, is reviewed semi-annually, such that there were two six-month performance periods in fiscal 2003. The Committee uses specified criteria to help assess the performance of the Chairman and CEO. Among other things, the Committee evaluates his ability: to encourage open discussion during Board meetings and among senior management; to effectively manage the conduct of Board meetings; to maximize talent; to optimize Avaya’s interests; and to provide the right amount of focus on customers, strategy and financial performance.

Consideration of salary adjustments is based on competitive market data, individual performance, and industry information. The Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes his base salary.

Historically, base salaries are reviewed and increased annually. As a result of the Company’s fiscal 2003 performance and market conditions, base salary increases were applied more selectively in fiscal 2003, with only a small portion of employees receiving an increase within 12 months of their prior increase. This philosophy was applied throughout the Company. In fiscal 2003, Mr. Peterson’s base salary remained unchanged at $940,000.

Bonus Plan

Cash bonus opportunities for executive officers, including the CEO, are based upon corporate and individual performance during each six-month performance period. For the first six-month performance period in fiscal 2003, corporate performance was based on Avaya’s return on sales and revenue growth. For the second six-month period, corporate performance was based on Avaya’s return on sales, revenue growth, and operating cash flow. Corporate objectives must be achieved before bonuses will be considered. The assessment of an executive officer’s individual performance generally is based on factors including contribution toward financial performance, people management, and process improvement.

For the first six-month performance period in fiscal 2003, Avaya’s performance was 43% of target, and, for the second six-month performance period, Avaya’s performance was 105% of target.

The annual target award for Mr. Peterson’s bonus is set at 125% of his base salary. In fiscal 2003, Mr. Peterson received a bonus of $1,032,000, or 88% of his target award. For the other officers named in the Summary Compensation Table, the annual target award is from 75% to 85% of base salary.

Equity-Based Program

Avaya’s equity-based awards consist principally of stock options and restricted stock unit awards that are granted from time to time under the Avaya Inc. 2000 Long Term Incentive Plan and the Long Term Incentive Plan for Management Employees. These equity-based awards are designed to align management interests with those of shareholders. Stock option awards provide executive officers with upside opportunity for improving Avaya’s stock price. Restricted stock unit awards are granted to enhance the retention value for our executive officers.

The Committee structures the size of awards by balancing the interests of shareholders with the competitive need to provide an attractive program. The Committee bases individual grants of equity-based awards on various factors, including demonstrated sustained performance and each executive officer’s ability to contribute to Avaya’s future success. The Company’s ability to retain key talent also is considered.

In fiscal 2003, all stock options awarded to executive officers, including the CEO, have a term of seven years and vest 1/48th beginning on the first month anniversary of the date of grant and in equal monthly installments thereafter until the award is fully vested on the fourth anniversary of the date of grant. For executive officers other than the CEO, restricted stock unit awards granted in fiscal 2003 vest in equal installments on the first, second, and third anniversary of the grant date. For the CEO, restricted stock unit awards granted in fiscal 2003 vest 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date.

Consistent with our equity-based program as stated above, Mr. Peterson was granted two awards totaling 1,400,000 stock options in fiscal 2003. The first grant of 800,000 stock options was premium-priced with a grant price $3.00 per share, above the market price of $2.12 on the date of grant. The second grant of 600,000 stock options had an exercise price equal to the market price of $3.08 on the date of grant. In addition, Mr. Peterson was granted 200,000 restricted stock units.

CEO Deferred Compensation Account

Interest continued to accrue on special deferred compensation accounts held by Mr. Peterson in connection with agreements entered into during his tenure at AT&T and Lucent. See “Executive Compensation and Other Information—Employment Contracts, Termination of Employment and Change in Control Arrangements—Employment, Separation and Other Arrangements—Arrangements with Mr. Peterson.” As of November 4, 2002, Mr. Peterson elected to receive a distribution of funds from this account, and, accordingly, the account was closed as of that date.

Tax Deductibility of Compensation

The Internal Revenue Code imposes a limitation on the deduction for certain executive officers’ compensation unless certain requirements are met. Avaya’s policy is to have all compensation fully deductible; however, Avaya reserves the right to pay compensation that is not deductible if it is in the best interest of Avaya. The Committee and Avaya have carefully considered the impact of these tax laws and have taken certain actions intended to preserve Avaya’s tax deduction with respect to any affected compensation.

Conclusion

The Committee feels confident that our pay programs have evolved to better align with our compensation philosophy while appropriately balancing the business environment with the need to effectively attract and retain a high caliber management team.

Corporate Governance and Compensation Committee: Philip A. Odeen, Joseph P. Landy,
Hellene S. Runtagh, and Ronald L. Zarrella

PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG AVAYA INC., S&P 500 INDEX
AND S&P 500 INFORMATION TECHNOLOGY INDEX

	9/18/00	9/30/00	3/31/01	9/30/01	3/31/02	9/30/02	3/31/03	9/30/03
Avaya Inc.	$100.00	$111.89	$63.41	$48.29	$36.00	$6.98	$9.95	$53.17
S&P 500	$100.00	$99.45	$80.33	$72.06	$79.43	$56.44	$58.72	$68.95
S&P 500 Information Technology	$100.00	$92.93	$45.91	$34.04	$42.43	$23.42	$28.47	$37.23

*	Assumes $100.00 invested on September 18, 2000 in each referenced group with reinvestment of dividends.

The Performance Graph is presented for the period beginning the time at which Avaya became a publicly traded company and ending on September 30, 2003. Historical stock performance during this period may not be indicative of future stock performance.

Equity Compensation Plan Information as of September 30, 2003

The Company maintains the Avaya Inc. Broad-Based Stock Option Plan, the Avaya Inc. 2000 Long Term Incentive Plan, the Avaya Inc. 2003 Employee Stock Purchase Plan, and the Avaya Inc. 2000 Stock Compensation Plan for Non-employee Directors, pursuant to which it may grant equity awards to eligible persons. In addition, the Company maintains the Avaya Inc. Long Term Incentive Plan for Management Employees (the “Management Plan”), which will be amended and restated if and when approved by shareholders (see “Proposals—Proposal 2”).

The following table gives information about equity awards under the Company’s above-mentioned plans as of September 30, 2003, including under the Management Plan. For information about awards granted after September 30, 2003 under the Management Plan prior to and after the amendments to and restatement of that plan, please see “Proposals—Proposal 2.”

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders(1)	43,491,124	(2)	$9.7164	77,988,510	(3)(4)
Equity compensation plans not approved by shareholders(5)	591,693	(6)(7)	$10.5195	—
Total	44,082,817		$9.7260	77,988,510	(2)

(1)	In connection with the spin-off of Avaya by Lucent on September 30, 2000, Avaya assumed certain stock options granted to Avaya employees through Lucent plans, pursuant to which such stock options are exercisable for 8,623,801 shares of Avaya Common Stock. These options have a weighted average exercise price of $26.1723 per share. In addition to options, there is an aggregate of 478,423 shares representing outstanding assumed restricted stock unit awards vesting through 2004 and 185,202 shares of Common Stock underlying restricted stock units that have vested the receipt of which has been deferred. No further awards will be made under these assumed plans. Statistics regarding the assumed options and restricted stock units are not included in the above table.

(2)	This amount includes an aggregate of 318,632 shares of Common Stock the receipt of which has been deferred under the terms of the Avaya Inc. Deferred Compensation Plan. Since the shares have no exercise price, they have been excluded from the weighted average calculations in Column (b).

(3)	The Management Plan incorporates a formula pursuant to which on January 1 of each year, the aggregate number of shares reserved for issuance under the Management Plan will increase by a number of shares equal to 5% of the outstanding shares on December 31 of the preceding year. The Management Plan terminates on October 1, 2007. As amended and restated, the Management Plan will no longer contain the formula indicated. For a description of the amended and restated version of the Management Plan, please see “Proposals—Proposal 2.”

(4)	This amount includes an aggregate of 7,891,028 shares representing outstanding restricted stock unit awards vesting through 2007 and 28,234,464 shares remaining available for purchase under the 2003 Employee Stock Purchase Plan.

(5)	In February 2001, the Company acquired VPNet Technologies, Inc. and assumed stock options under the VPNet Technologies, Inc. 1996 Stock Option Plan pursuant to which such stock options are exercisable for 297,885 shares of Avaya Common Stock. These options have a weighted average exercise price of $6.3447 per share. No further awards will be made under the VPNet plan. Statistics regarding the assumed options are not included in the above table.

(6)	This figure reflects discretionary grants made to Non-employee Directors of the Company under individual agreements not pursuant to a stock option plan of the Company. These grants were made to attract and retain qualified persons who are not employees of the Company for service as members of the Board of Directors by providing such members with an interest in the Company’s success and progress. The awards are ten-year term non-qualified options to purchase Common Stock. The price of the options is the fair market value on the date the options are granted. The options become exercisable six months from the date of grant. The grants provide for acceleration of vesting of awards in the event of a change in control.

(7)	This amount includes an aggregate of 68,557 shares of Common Stock the receipt of which has been deferred under the terms of the Avaya Inc. Deferred Compensation Plan. Because the shares have no exercise price, they have been excluded from the weighted average calculations in Column (b).

PENSION PLANS

Upon Avaya’s spin-off from Lucent, Avaya adopted a non-contributory pension plan that covers salaried employees, including executives. Additionally, we have adopted a non-contributory supplemental pension plan. On September 12, 2003, Avaya announced that, effective December 31, 2003, the pension benefit accruals provided under the Avaya Pension Plan for Salaried Employees would be frozen. Additionally, corresponding changes to the supplemental pension plan also were made. The following is a summary description of the terms of our pension plan and our supplemental pension plan, in each case as modified in accordance with the announcement made on September 12, 2003.

Participants were given full credit under our pension plan for service and compensation accrued prior to the separation from Lucent under the Lucent pension plan. The Avaya Inc. Pension Plan for Salaried Employees was established on October 1, 2000 and it has two separate programs, the Service Based Program and Account Balance Program.

For employees hired prior to 1999, the Service Based Program provides for annual pensions computed on a modified career average pay equal to 1.4% of the sum of the individual’s:

•	average annual pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999;

•	pay subsequent to December 31, 1998; and

•	annual bonus award paid in December 1997.

Employees must be at least age 55 with at least 15 years of service to become eligible for a service pension under this plan. Furthermore, if the sum of an employee’s age and service is not at least equal to 80 years, a 3% reduction per year will be applied to the pension amount. After December 31, 2003, an employee’s age and service will continue to count toward meeting this eligibility and, as applicable, reduce or eliminate the discount. However, the pension accrued benefit will be the frozen amount accrued as of December 31, 2003.

For employees hired after 1998 or attained through acquisitions, the Account Balance Program was established. The Account Balance Program is a cash balance pension plan type, which adds age-based pay credits and interest credits to an employee’s account annually. The age-based pay credits range from 3% to 10%. Interest credit is determined annually and will be no less than 4%, but no greater than 10%. After the final age-based credit is made for plan year 2003, no further pay credit will be contributed to an employee’s account. Interest credits, however, will continue to be made every December. No new employees hired after December 31, 2003 will participate in the Avaya Pension Plan for Salaried Employees.

Pension amounts under our pension plan are not subject to reductions for Social Security benefits or other offset amounts. Average annual pay includes base salary and annual pensionable bonus awards. However, federal laws place limitations on compensation amounts that may be included under this plan.

Pension amounts based on our pension plan formula, which exceed the applicable limitations, are paid under our supplemental pension plan. Compensation amounts, which exceed the applicable federal limitations, including amounts related to bonus awards, are taken into account under our supplemental pension plan. This plan is a non-contributory plan, and will use the same formula and eligibility rules as our pension plan to provide supplemental pension benefits to our salaried employees, including our executives.

Aside from paying for pension benefits above the applicable IRS limitations as accrued up to December 31, 2003, the minimum pension provision of the supplemental pension plan will be eliminated effective December 31, 2003. Additionally, the mid-career provision of the supplemental pension plan will be frozen as of December 31, 2003. As of September 30, 2003, the estimated frozen pension benefits payable upon retirement at normal retirement age (65) for each of the executive officers listed in the Summary Compensation Table was as follows:

Name	Age 65 Annuity
Donald K. Peterson	$239,538
Garry K. McGuire, Sr.	$29,904
Michael C. Thurk	$16,102
Louis J. D’Ambrosio	$9,080
David P. Johnson	$93,899

It is anticipated that some of our non-qualified executive benefit plans will be supported by a benefits protection trust, the assets of which will be subject to the claims of our creditors. In the event of a change in control or a potential change in control of Avaya, certain additional funds might be required to be contributed to such trust to support benefits under such plans.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

Employment, Separation and Other Arrangements

Arrangements with Mr. Peterson

The employment agreement entered into by Mr. Peterson and AT&T in 1995, and subsequently assumed by Lucent, required Lucent to establish a special deferred compensation account in the amount of $190,000. In connection with our separation from Lucent, we assumed Lucent’s obligations under Mr. Peterson’s employment agreement. Interest was compounded as of the end of each calendar quarter for as long as any sums remained in the account, and the quarterly rate of interest applied at the end of any calendar quarter of this fiscal year had previously been set by the Board at one-quarter of the average 10-year Treasury note rate for the previous quarter plus one-quarter of .25%. All amounts credited to the account vested in October 1999 and were payable at Mr. Peterson’s request (with a reduction in the amount payable equal to six percent of the amount requested) or following Mr. Peterson’s termination of employment with us. Mr. Peterson elected to receive a distribution of funds from this account and the account was closed on November 4, 2002.

In addition to the amount Mr. Peterson held in his deferred account as described above, Mr. Peterson also held a cash balance in three other deferred compensation accounts that were assumed by Avaya in connection with the spin-off from Lucent. The balances in these unfunded accounts continued to earn interest on a quarterly basis using interest rates established by AT&T and subsequently by Lucent. The first account earned interest at a rate equal to the 10-year Treasury note rate plus 5% and the second account earned interest at a rate equal to 120% of the 10-year Treasury note rate. The third account earned interest using either the 10-year Treasury note rate plus 5% or 120% of the 10-year Treasury note rate, depending upon when the compensation was deferred. Amounts were payable in installments upon termination of employment or retirement as elected by Mr. Peterson prior to deferral. Mr. Peterson also had the ability, at any time, to elect to receive a distribution of all or any balance in these accounts with a reduction in the amount paid equal to six percent of the amount requested. Mr. Peterson elected to receive distributions of funds from these accounts, and, accordingly, all of these accounts were closed on March 7, 2003, November 4, 2002, and August 8, 2003, respectively.

Certain Agreements with Other Officers

Mr. Michael Dennis, Avaya’s Senior Vice President—Services Strategy and Business Development, has signed an employment continuation agreement, effective February 2003, pursuant to which he has received a payment of $1,250,000, less applicable withholdings. Pursuant to the terms of this agreement, Mr. Dennis’ employment will continue at the Company until December 31, 2003. Assuming that he complies with the provisions of the agreement, Mr. Dennis will receive a payment of $1,250,000, less applicable withholdings, in January 2004. In addition, he will continue to receive the same medical health benefits applicable to active employees for a period of six months, and financial counseling services for three months, in each case following December 31, 2003, the date of his separation from the Company.

Change in Control Arrangements

Incentive Plans

Avaya Inc. 2000 Long Term Incentive Plan

The Avaya Inc. 2000 Long Term Incentive Plan generally provides that, unless our Corporate Governance and Compensation Committee determines otherwise at the time of grant with respect to a particular award, in the event of a “change in control”: (i) any options and stock appreciation rights outstanding as of the date the change in control is determined to have occurred will become fully exercisable and vested; (ii) the restrictions and deferral limitations applicable to any restricted stock awards will lapse; and (iii) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and such other stock unit awards or other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable. In addition, if a “change in control” occurs or is to occur during a performance period, the Corporate Governance and Compensation Committee shall determine the extent to which performance awards shall vest or shall be adjusted in light of such change in control.

The plan defines “change in control” to mean, generally: (i) an acquisition by any individual, entity or group (other than an acquisition directly from Avaya) of beneficial ownership of 50% or more of either the then-outstanding shares of our Common Stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of Directors; (ii) a change in the composition of a majority of our Board of Directors which is not supported by our current Board of Directors; (iii) subject to certain exceptions, the approval by the shareholders of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets of or, if consummation of such corporate transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent either explicitly or implicitly by consummation; or (iv) the approval of the shareholders of our complete liquidation or dissolution.

Avaya Inc. Deferred Compensation Plan

Unless a contrary advance election is made, amounts deferred under the Avaya Inc. Deferred Compensation Plan will be paid in a lump sum as soon as practicable following a “change in control.” The definition of “change in control” for the purposes of the Deferred Compensation Plan is substantially similar to the definition used for the Avaya Inc. 2000 Long Term Incentive Plan, but the change in control trigger under the Deferred Compensation Plan is 20% as opposed to 50%. See “—Avaya Inc. 2000 Long Term Incentive Plan” above.

Severance Agreements

Avaya entered into agreements with each of Messrs. Peterson, McGuire and Johnson effective September 1, 2001, with Mr. Thurk, effective January 10, 2002, and with Mr. D’Ambrosio, effective December 18, 2002, providing for certain severance benefits in the event of the termination of the employment of such executive officer following a change in control. Effective September 1, 2003, each of Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Johnson entered into amended severance agreements. Under each agreement, severance is payable upon a company-initiated termination or a termination initiated by the applicable executive officer with good reason within two years following a change in control. The definition of “good reason” includes a reduction in that executive officer’s compensation, substantial change in that executive officer’s work location or a material reduction in that executive officer’s duties and responsibilities. The definition of change in control is substantially similar to the definition used for the purposes of the Avaya Inc. 2000 Long Term Incentive Plan. See “—Incentive Plans—Avaya Inc. 2000 Long Term Incentive Plan” above.

The agreements provide that Mr. Peterson shall be entitled to a severance benefit equal to three times the sum of his annual base salary and target bonus, while each of the other executive officers shall be entitled to two times the sum of their respective annual base salaries and target bonuses. In addition, these executive officers are entitled to continuation of medical and life insurance and a pension enhancement payment for the period of severance. The company will also generally pay to these executive officers an amount covering any excise tax on these benefits.

Each of the agreements has an initial term of two years and will renew automatically each year thereafter unless terminated by our Board of Directors. The Corporate Governance and Compensation Committee annually reviews these agreements and makes a determination whether or not to renew them.

Involuntary Separation Plan

The Avaya Involuntary Separation Plan for Senior Officers, effective October 13, 2001, is designed to provide a specific payment and certain benefit enhancements to eligible “Senior Officers” of Avaya and its affiliated companies and subsidiaries in the event that their employment is involuntarily terminated under certain conditions. Eligible “Senior Officers” include all senior officers who report directly to the CEO who are designated “At Risk” under the Avaya Force Management Program Guidelines, and the CEO is not included as a participant in this plan.

A Senior Officer is “At Risk” if there is a company initiated termination other than for “cause,” which is defined as: (i) conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude; or (ii) gross omission or gross dereliction of any statutory or common law duty of loyalty to Avaya; or (iii) any other violation of Avaya’s Code of Conduct. “At Risk” does not include any termination that is caused by or results from a change in control of Avaya, and, as a result, this plan does not apply where one of the agreements listed under “—Severance Agreements” above is triggered. In the event that a Senior Officer is involuntarily terminated by the Company other than for “cause,” that Senior Officer is entitled to receive under the plan, upon executing a termination agreement and release, 150% of his final annual base salary, along with certain other benefits to continue for a period of time post-closing, including, but not limited to, certain medical benefits, financial counseling and outplacement services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Landy has been a managing member of Warburg Pincus LLC since October 2002 and has been co-president of Warburg Pincus LLC since January 2002. From September 2000 to January 2002, Mr. Landy served as an executive managing director of Warburg Pincus LLC. Mr. Landy has been with Warburg Pincus LLC since 1985. Mr. Landy was nominated for election to our Board by the Warburg Pincus Entities in connection with the transactions described under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions.” Mr. Landy may be entitled to indemnification by affiliates of the Warburg Pincus Entities against certain liabilities that he may incur as a result of serving as a Director of Avaya.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us for services rendered in all capacities during the last fiscal year to our Chief Executive Officer and our other four most highly compensated executive officers.

		Annual Compensation					Long-term Compensation Awards
							Awards			Payouts
	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)
Donald K. Peterson,	2003	940,000	1,032,000	(3)	97,769	(4)	442,000	(5)	1,400,000	—	15,131	(8)(9)((10)
Chairman of the Board,	2002	940,000	—		123,211	(4)	504,800	(6)	400,000	—	22,580	(8)(9)(10)
President and Chief Executive Officer	2001	900,000	947,969	(3)	146,276	(4)	2,910,938	(7)	3,000,000	—	18,701	(8)(9)

Garry K. McGuire, Sr.,	2003	450,000	359,000	(3)	59,291	(4)	1,430,000	(5)	900,000	—	8,810	(8)(10)
Chief Financial Officer and	2002	450,000	—		83,222	(4)	157,750	(6)	150,000	—	5,825	(8)(10)
Senior Vice President — Corporate Development	2001	425,000	287,333	(3)	67,171	(4)	691,179	(7)	900,000	—	4,036	(8)

Michael C. Thurk,	2003	466,667	364,000	(3)	55,859	(4)	1,430,000	(5)	1,000,000	—	5,906	(8)(10)
Group Vice President — Enterprise Communications Group (1)	2002	311,594	230,000	(11)	14,567	(4)	945,250	(6)	400,000	—	3,463	(8)(10)

Louis J. D’Ambrosio, Group Vice President — Global Sales, Channels & meeting (2)	2003	374,242	828,000	(3)(12)	34,259	(4)	1,350,000	(5)	1,000,000	—	315,627	(8)(10)(13)

David P. Johnson,	2003	375,000	243,000	(3)	35,525	(4)	—		400,000	—	5,873	(8)(10)
Group Vice President —	2002	375,000	—		35,604	(4)	126,200	(6)	125,000	—	3,412	(8)(10)
Small and Medium Business Solutions Group	2001	350,000	254,563	(3)	35,619	(4)	582,188	(7)	900,000	—	3,331	(8)

(1)	Mr. Thurk became Group Vice President, Systems on January 10, 2002, and later assumed the title of Group Vice President—Enterprise Communications Group.

(2)	Mr. D’Ambrosio became Group Vice President—Global Services on December 18, 2002 and later assumed the title of Group Vice President—Global Sales, Channels & Marketing.

(3)	Amounts shown for 2003 include awards made under the Avaya Inc. Short Term Incentive Plan relating to the first and second six month performance periods for that year. Amounts shown for 2001 include (a) awards of $667,969, $197,333 and $174,563 under the Avaya Inc. Short Term Incentive Plan to each of Messrs. Peterson, McGuire and Johnson, respectively, relating to the performance period representing the first six months of fiscal 2001 and (b) “spot” awards of $280,000, $90,000 and $80,000 to each of Messrs. Peterson, McGuire and Johnson, respectively, for individual performance during the last six months of fiscal 2001.

(4)	Includes (a) payments of above-market interest on deferred compensation, (b) tax reimbursement payments and (c) certain fringe benefits. In 2003, (i) Messrs. Peterson, McGuire and Thurk had personal use of company aircraft valued at $34,450, $19,665 and $19,155, respectively; (ii) Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Johnson received financial counseling services valued at $30,000, $18,146, $19,895, $20,000 and $18,146, respectively; and Messrs. McGuire, Thurk, D’Ambrosio and Johnson received a company car allowance of $16,800, $16,800, $14,000 and $16,800, respectively.

In 2002, (i) Messrs. Peterson and McGuire had personal use of company aircraft valued at $64,691 and $38,700, respectively; (ii) Messrs. Peterson, McGuire and Johnson received financial counseling services valued at $24,069, $20,000 and $18,804, respectively; and (iii) Messrs. Johnson and Thurk received a company car allowance of $16,800 and $12,600, respectively.

In 2001, (i) Mr. Peterson had personal use of company aircraft valued at $84,815; (ii) Messrs. McGuire and Johnson each received financial counseling services valued at $18,804; (iii) Messrs. McGuire and Johnson each received a company car allowance of $16,800; and (iv) Mr. McGuire received home security equipment valued at $28,583.

(5)	Amounts for 2003 are calculated based upon 200,000 restricted stock unit grants to Mr. Peterson on November 8, 2002 at the closing price of $2.21; 200,000 restricted stock units to Mr. McGuire on July 8, 2003 at the closing price of $7.15; 500,000 restricted stock units granted to Mr. D’Ambrosio on December 18, 2002 at a closing price of $2.70; and 200,000 restricted stock units granted to Mr. Thurk on July 8, 2003 at a closing price of $7.15.

The total number of restricted stock units held by Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Johnson on September 30, 2003 was 1,241,214, 334,593, 300,000, 500,000 and 111,174, respectively. The value of these restricted stock unit holdings on that date was $13,529,233, $3,647,064, $3,270,000, $5,450,000 and $1,211,797, respectively, based upon the closing price of the Common Stock on the NYSE on September 30, 2003, which was $10.90 per share. Each restricted stock unit granted on November 8, 2002 vested 20% on November 8, 2003 and vests 40% on each of November 8, 2004 and November 8, 2005. Restricted stock units granted on December 18, 2002 and July 8, 2003 vest one-third on each of the first three anniversaries of the respective dates of grant. Holders of these restricted stock units are not entitled to receive dividends on their restricted stock units.

(6)	Amounts for 2002 are calculated based upon 80,000, 25,000 and 20,000 restricted stock units granted to each of Messrs. Peterson, McGuire and Johnson, respectively, on April 18, 2002 using the closing market price for common stock on that date of $6.31 per share. Mr. Thurk was given an inaugural grant of 75,000 restricted stock units on January 10, 2002 at a closing price of $10.50 per share and an April 18, 2002 grant of 25,000 restricted stock units at a closing price of $6.31 per share. Holders of these restricted stock units are not entitled to receive dividends on their restricted stock units.

(7)	Figures for 2001 are calculated based upon 202,500, 48,082 and 40,500 restricted stock units granted to each of Messrs. Peterson, McGuire and Johnson, respectively, on October 4, 2000 using the closing market price for Common Stock on that date of $14.375 per share.

In addition to the restricted stock units indicated in the immediately preceding paragraph, Messrs. Peterson, McGuire and Johnson received 259,618, 70,805 and 83,786 restricted stock units, respectively, on July 31, 2001 in connection with the offer to exchange certain outstanding stock options for restricted stock units conducted by Avaya on July 31, 2001 (the “Offer”). Under the terms of the Offer, Messrs. Peterson, McGuire and Johnson tendered 1,668,040, 454,920 and 538,322 stock options, respectively, in exchange for the restricted stock units. Each of these restricted stock units vests in three equal installments beginning on the day after the first anniversary of the date of grant. Holders of these restricted stock units are not entitled to receive dividends on their restricted stock units.

(8)	In 2003, company contributions to savings plans for Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Johnson totaled approximately $3,790, $4,604, $3,510, $1,906, and $4,778, respectively. In 2002, company contributions to savings plans for Messrs. Peterson, McGuire, Thurk and Johnson totaled approximately $2,500, $2,500, $1,751 and $2,500, respectively. In 2001, company contributions to savings plans for Messrs. Peterson, McGuire and Johnson totaled approximately $3,711, $4,036 and $3,331, respectively.

(9)	For 2003, 2002 and 2001, this amount includes a total of $5,075, $15,219 and $14,990, respectively, of interest earned on the special deferred compensation account established in connection with Mr. Peterson’s employment agreement that has been assumed by Avaya. See “—Employment Contracts, Termination of Employment and Change in Control Arrangements—Employment, Separation and Other Arrangements—Arrangements with Mr. Peterson” for more information.

(10)	Includes $6,266, $4,206, $2,396, $809 and $1,095 for insurance premiums paid on behalf of each of Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Johnson, respectively, for 2003. Includes $4,861, $3,325, $1,712 and $912 for insurance premiums paid on behalf of each of Messrs. Peterson, McGuire, Thurk and Johnson, respectively, for 2002. Amounts indicated for each of Messrs. Peterson, McGuire and Johnson represent payments for a period of less than a full fiscal year as each of those individuals was covered by a split-dollar life insurance policy under which no premium was paid by Avaya. Premiums under those split-dollar policies were paid by Lucent prior to fiscal 2001 and such split-dollar policies have since terminated.

(11)	The amount shown represents a $230,000 payment made pursuant to Mr. Thurk’s offer of employment.

(12)	Includes a payment of $460,000 made pursuant to Mr. D’Ambrosio’s offer of employment.

(13)	Includes $312,912 for Mr. D’Ambrosio in 2003 for relocation payments, including the appropriate tax gross-up.

OPTION GRANTS IN FISCAL 2003

The following table sets forth information concerning individual grants of stock options made under the Avaya Inc. 2000 Long Term Incentive Plan and the Long Term Incentive Plan for Management Employees during fiscal 2003 to each of the executive officers listed in the Summary Compensation Table.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(2)
Name	Number of Securities Underlying Options Granted(1) (#)	% of Total Options Granted to Employees During Fiscal 2003	Exercise or Base Price ($/SH)	Expiration Date	5%	10%
Donald K. Peterson	800,000	5.7	3.00	11/7/2009	87,754	1,045,332
	250,000	1.8	3.08	12/1/2009	295,879	706,153
	350,000	2.5	3.08	12/1/2009	414,230	988,614
Garry K. McGuire, Sr.	900,000	6.4	3.00	11/7/2009	98,723	1,175,998
Michael C. Thurk	1,000,000	7.1	3.00	11/7/2009	109,692	1,306,665
Louis J. D’Ambrosio	1,000,000	7.1	2.69	12/17/2009	1,109,171	2,571,536
David P. Johnson	400,000	2.8	3.00	11/7/2009	43,877	522,666

(1)	Options expiring on November 7, 2009 and December 17, 2009 were granted under the 2000 Long Term Incentive Plan and vest one forty-eighth each month following the grant date and are fully vested on the fourth anniversary of the grant date. The option awarded to Mr. Peterson on December 2, 2002 for 250,000 shares was made under the 2000 Long Term Incentive Plan and vests one-twentieth each month following the grant date and vests fully on August 2, 2004. The option awarded to Mr. Peterson on December 2, 2002 for 350,000 shares was made under the Long Term Incentive Plan for Management Employees and commences vesting on September 2, 2004 and vests one twenty-eighth each month thereafter until fully vested on December 2, 2006. Vesting will, in certain cases, be accelerated upon the occurrence of a “change in control.” See “—Employment Contracts and Change in Control Arrangements—Incentive Plans.”

(2)	The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of Common Stock price.

AGGREGATE OPTION EXERCISES IN FISCAL 2003
AND VALUES AS OF SEPTEMBER 30, 2003

The following table sets forth information concerning each exercise of stock options during fiscal 2003 by each of the executive officers listed in the Summary Compensation Table and the value of unexercised options as of September 30, 2003.

			Number of Securities Underlying Unexercised Options (#)		Value of Unexercised In-the-Money Options ($)
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald K. Peterson	—	—	2,680,351	2,786,865	3,048,304	9,767,696
Garry K. McGuire, Sr.	—	—	858,333	1,091,667	1,800,707	5,985,793
Michael C. Thurk	250,000	1,398,475	112,499	1,037,501	239,662	6,686,213
Louis J. D’Ambrosio	—	—	187,500	812,500	1,539,375	6,670,625
David P. Johnson	—	—	803,017	682,639	924,547	2,799,203

By Order of the Board of Directors

Pamela F. Craven
Secretary

January 9, 2004

APPENDIX A

AVAYA INC. 2004 LONG TERM INCENTIVE PLAN

AVAYA INC. 2004 LONG TERM INCENTIVE PLAN

Article 1 — Background and Purpose

This is the amended and restated Avaya Inc. Long Term Incentive Plan for Management Employees (the “Prior Plan”), which, among other things, has been amended and restated to include provisions relating to Awards to Non-Employee Directors. Pursuant to the terms of this document, this amended and restated plan shall be called the Avaya Inc. 2004 Long Term Incentive Plan.

The purpose of this Plan is to enhance shareholder value by reinforcing the Company’s efforts to motivate Employees to contribute to the Company’s growth and performance and enabling the Company to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend. In addition, the Plan is designed to attract and retain qualified persons to serve as directors, to enhance the equity interest of directors in the Company, and to solidify the common interests of its directors and shareholders in enhancing the value of the Company’s common stock. The Plan seeks to encourage the highest level of director performance by providing directors with a proprietary interest in the Company’s performance and progress.

Article 2 — Definitions

For the purposes of this Plan, the following words shall have the meanings ascribed to them below:

(a)     Affiliate

Any (i) Person that directly or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) entity in which the Company has a significant equity interest, as determined by the Committee.

(b)     Annual Meeting

The Company’s annual, general meeting of shareholders.

(c)     Annual Term

Each twelve calendar-month period beginning on March 1, 2004 and each March 1 thereafter.

(d)     Award

Any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Dividend Equivalent, Other Stock Unit Award, Substitute Award, Stock Retainer or any

other right, interest, or option relating to Shares or other securities of the Company granted pursuant to the provisions of the Plan.

(e)     Award Agreement

The written agreement, contract or other instrument or document provided by the Company to evidence an Award and signed by both the Company and the Participant, or such other documentation in such form as the Committee may from time to time approve.

(f)     Board

The Board of Directors of the Company.

(g)     Business Day

Any day on which the New York Stock Exchange is open for transaction of business.

(h)     Change in Control

The happening of any of the following events:

     (i) An acquisition by any individual, entity or group (within the meaning of Section 13 (d)(3) or 14 (d)(2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security so being converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Article 2(g); or

     (ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board; or

     (iii) The approval by the stockholders of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”) or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of the directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(i)     Code

The Internal Revenue Code of 1986, as amended.

(j)     Committee

The Corporate Governance and Compensation Committee of the Board, or any successor committee that is comprised of two or more Directors who meet the criteria for independence as required by any applicable law and the listing standards of the New York Stock Exchange.

(k)     Company

Avaya Inc., a Delaware corporation.

(l)     Company Action

A Company or Subsidiary declared or initiated (i) termination from service under a force management program, (ii) sale of a unit or portion of a unit, (iii) transfer of a Participant to a corporation, partnership, limited liability company or other business entity in which the Company has a direct or indirect equity interest and which does not constitute a Subsidiary or (iv) placement of the job function of a Participant with an outsourcing contractor unless the successor employer has made appropriate provision for the assumption and continuation of Awards of Employees who are employed by the successor employer after an event described in (ii), (iii) or (iv).

(m)    Covered Employee

The Chief Executive Officer and all Vice-Presidents.

(n)     Deferral Plan

The Company’s Deferred Compensation Plan, and any successor or replacement plan then in effect with respect to Participants.

(o)     Delegate

The person or committee authorized by the Committee or the Board to exercise specified authority under this Plan.

(p)     Dividend Equivalent

Has the meaning assigned in Article 6(b).

(q)     Disability or Disabled

Termination of employment under circumstances where the Participant qualifies for benefits under a long-term disability pay plan as provided in the Participant’s Award Agreement.

(r)     Discounted Option

Any Option awarded under Article 7 with an exercise price that is less than the Fair Market Value of a Share on the date of the grant.

(s)     Effective Date

See Article 21.

(t)     Employee

Any employee of the Company or any Subsidiary, excluding leased employees within the meaning of Section 414(n) of the Code.

(u)     Exchange Act

The Securities Exchange Act of 1934, as amended.

(v)     Exercise Date

See Article 19(c)(v).

(w)     Existing Plans

The Prior Plan, the 2000 Long Term Incentive Plan, the 2000 Stock Compensation Plan for Non-Employee Directors and the Broad-Based Stock Option Plan.

(x)     Expiration Date

The date specified in the Award Agreement after which rights under the Award expire.

(y)     Fair Market Value

The average of the high and low sales prices of a Share as reported on the New York Stock Exchange on the Grant Date, or if no sales of Shares were reported on such date, the average of the high and low sales prices of a Share on the next preceding day on which sales were reported.

(z)     Grant Date

The Grant Date shall be the date an Award is granted as set forth in the Award Agreement.

(aa)	Net Income

The net income of the Company as determined under generally accepted accounting principles, excluding (a) extraordinary items (net of applicable taxes); (b) cumulative effects of changes in accounting principles; (c) gains and losses (net of applicable taxes) from the sales of securities; and (d) nonrecurring items (net of applicable taxes) including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring charges, gains and losses from qualified benefit plan curtailments and settlements, and income or expenses related to deferred tax assets.

(bb)	Non-Employee Director

A member of the Board who is not an Employee of the Company or any of its Affiliates.

(cc)	Option

An Award described in Article 7.

(dd)	Other Stock Unit Award

An Award described in Article 11.

(ee)	Participant

Each (i) Employee or (ii) Non-Employee Director, who is selected by the Committee to receive an Award under the Plan

(ff)	Performance Award

An award described in Article 10.

(gg)	Performance Period

That period, established by the Committee at or after the time any Performance Award is granted, during which any performance goals specified by the Committee with respect to such Award are to be measured.

(hh)	Person

Any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision.

(ii)	Plan

The Avaya Inc. 2004 Long Term Incentive Plan (formerly known as the Long Term Incentive Plan for Management Employees).

(jj)	Restricted Stock

An Award described in Article 9.

(kk)	Retainer

The retainer paid to a Non-Employee Director as compensation for services as a member of the Board or any committee of the Board with respect to each Annual Term, but shall not include any reimbursement for expenses.

(ll)	Retirement

Termination of the employment of an Employee with the Company or any Subsidiary under circumstances where the Employee qualifies for benefits under a retirement plan as provided in the Employee’s Award Agreement.

(mm)	Share

A share of the common stock of the Company, par value $.01 per share.

(nn)	Stock Appreciation Right

An Award described in Article 8.

(oo)	Stock Award Committee

A committee of one or more directors appointed by the Committee pursuant to Article 4.

(pp)	Stock Retainer

That portion of a Non-Employee Director’s Retainer that, pursuant to Article 19(a) of this Plan, such Non-Employee Director has elected, or is required, to receive in Shares.

(qq)	Subsidiary

A “subsidiary corporation” of the Company as defined in Section 424(f) of the Code, an entity in which the Company directly or indirectly owns 50% or more of the voting interests or an entity in which the Company has a significant equity interest, as determined by the Committee.

(rr)	Substitute Award

An Award granted in lieu of an Option, Restricted Stock or Stock Appreciation Right pursuant to Article 17.

(ss)	Term

The period beginning on the date this Plan is approved by the stockholders of the Company, and ending on October 1, 2013.

Article 3 — Shares Available for Awards; Adjustments

(a)  Subject to adjustment as provided in Article 3(b) and the remainder of this Article 3(a), the aggregate number of Shares which may be made subject to Awards granted under this Plan shall not exceed 29,000,000. Any Shares granted as Options (other than Discounted Options) or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and thirty-five hundredths (1.35) Share for every one (1) Share granted. For each Discounted Option granted, the number of full Shares representing the aggregate value of the discount on the date of grant shall reduce the number of Shares that may be available for the grant of Awards by one and thirty-five hundredths (1.35) Share for every one (1) Share granted. If any Shares are subject to an Award, including an award under any of the Existing Plans that was made prior to and remains outstanding as of the Effective Date, that is forfeited, settled in cash, expires, or is otherwise terminated without issuance of Shares, such Shares shall again be available for Awards under the Plan if no Participant shall have received any benefits of ownership in respect thereof. In addition, the number of shares available for Awards under the Plan shall be increased by (i) that number of Shares which the Company repurchases in the open market or otherwise with proceeds received from Option exercises, (ii) Shares that are tendered or withheld to pay the exercise or purchase price of an Award or to settle tax withholding or other obligations arising in connection with an Award, and (iii) Shares that are not otherwise issued pursuant to an Award, in each case including with respect to awards made under any of the Existing Plans prior to and remaining outstanding as of the Effective Date. In addition, the number of Shares available for grants under the Plan or to a Participant in any fiscal year shall not be reduced by Awards granted or Shares issued by the Company through the assumption of, or in substitution or exchange for awards or the right or obligation to make future grants of awards in connection with the acquisition of another corporation or business entity. Any Shares issued under the Plan may consist, in whole or in part, of authorized and unissued Shares, Shares purchased in the open market or otherwise, treasury Shares, or any combination of the foregoing, as the Board or the Committee may from time to time determine.

(b)  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan, and to Awards as the Committee in its sole discretion deems equitable or appropriate, including, without limitation: such adjustments in the aggregate number, class and kind of Shares or other consideration which may be delivered under the Plan, in the aggregate or to any one Participant; in the number, class, kind and option or exercise price of Shares subject to outstanding Awards granted under the Plan; and in the number, class and kind of Shares subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company); provided, however, that the number of Shares or other securities subject to any Award shall always be a whole number.

(c)  Except as provided in Article 22, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements, or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

Article 4 — Administration

The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration and interpretation of the Plan, including a Stock Award Committee to make grants of Awards and discharge the duties of the Committee; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. The Committee or the Stock Award Committee may appoint a Delegate to administer and interpret the provisions of the Plan, promulgate rules and regulations under the Plan, discharge the duties of the Committee under Articles 12 and 17, designate employees to perform ministerial functions under this Plan and execute documents on behalf of the Company; provided, however, that any Delegate appointed pursuant to this Article 4 who is a Participant in the Plan shall not participate in making any decision that would benefit such Delegate, except to the extent such decision would only incidentally benefit the Delegate and would also generally benefit a larger class of Participants.

The interpretations and construction of any provision of the Plan by the Committee, the Stock Award Committee, or the Delegate, as the case may be, as well as any factual determinations, shall be final, unless otherwise determined by the Board. No member of the Board, the Committee, the Stock Award Committee or any Delegate shall be liable for any action or determination made by him or her in good faith.

Article 5 — Eligibility

The Committee, in its sole discretion, may grant an Award to (i) any Employee who is actively employed by the Company or a Subsidiary and (ii) to any Non-Employee Director. The adoption of this Plan shall not be deemed to give any Employee or Non-Employee Director any right to be granted an Award, except and to the extent and upon such terms and conditions as may be determined by the Committee.

Article 6 – Awards — General

(a)  Awards may be granted to Participants either alone, in tandem with or in addition to any other type of Award granted under the Plan. Awards may be granted for no consideration, for such minimum consideration as is required by applicable law or for such other consideration as the Committee may determine. Any Award granted under the Plan shall be evidenced by an Award Agreement. The prospective recipient of any Award shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient has complied with the then applicable terms and conditions of the related Award Agreement. The term of each Award shall be for such period of months or years from date of its grant as may be determined by the Committee; provided that in no event shall the term of any Option exceed a period of seven (7) years from its Grant Date. The Committee may impose such conditions on the exercise or vesting of any Award as it shall deem appropriate.

(b)  Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents (collectively, “Dividend Equivalents”), with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

Article 7 — Options

An Option is a right to purchase Shares subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable; provided, however, that in no event shall any Option granted under this Plan be an “incentive stock option” as such term is defined under Section 422 of the Code:

(a)  Option Price. The exercise price per Share under an Option shall be determined by the Committee in its sole discretion; provided that such exercise price shall not be less than 75% of the Fair Market Value of a Share on the date of the grant.

(b)  Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant.

(c)  Method Of Exercise. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash or Shares (whether through actual delivery or attestation of sufficient ownership) or by any combination of cash or Shares. Subject to the other provisions of the Plan and any applicable Award Agreement, if permitted by the Committee, applicable accounting rules and applicable law, the Company may withhold Shares as payment of the exercise price for any Option.

(d)  Form Of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

(e)  Repricing. Any repricing (as such term is defined under the listing standards of the New York Stock Exchange) of Options that are granted pursuant to the terms of this Plan shall be subject to the approval of the Company’s shareholders.

Article 8 — Stock Appreciation Rights

A Stock Appreciation Right is a right to receive in cash the difference between the Fair Market Value of a Share on the exercise date and the Grant Date. Stock Appreciation Rights may be granted alone (“freestanding”) or may be related to an Option or other Award. A freestanding Stock Appreciation Right shall otherwise have the same terms and conditions as an Option. Any Stock Appreciation Right related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised.

Article 9 — Restricted Stock

Restricted Stock is an Award in the form of Shares issued with the restriction that the Participant may not sell, transfer, pledge or assign the Shares and with any other restrictions that the Committee may impose (including restrictions on the right to vote or receive cash dividends on the Shares) which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee shall determine.

Article 10 — Performance Awards

A Performance Award is an Award of Performance Units or Performance Shares which vests and becomes non-forfeitable based on performance criteria determined by the Committee to be achieved over a prescribed Performance Period. An Award of Performance Shares is a number of units valued by reference to a designated number of Shares, and an Award of Performance Units is a number of units valued by reference to a designated amount of property other than Shares. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Articles 12 and 14, Performance Awards will be distributed only after the end of the relevant Performance Period. A Performance Period shall not be less than twelve months nor greater than five years.

Performance Awards may be paid in cash, Shares, other property or any combination of the foregoing, in the sole discretion of the Committee upon the grant of the Performance Award. The performance levels which have been achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period.

Article 11 – Other Stock Unit Awards

Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (“Other Stock Unit Awards”) may be paid in Shares, other securities of the Company, cash or any other form of property as the Committee shall determine upon the grant of the Other Stock Unit Award. Other Stock Unit Awards may be issued with such restrictions that the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee shall determine. Shares purchased pursuant to Other Stock Unit Awards shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares as of the Grant Date of such Award.

Article 12 — Termination of Employment

Except as otherwise provided in Article 19 or in an Award Agreement, the provisions of this Article 12 shall govern the rights of Participants to exercise Options following termination of employment. If a Participant terminates employment for any reason other than Retirement, Disability or death (i) any portion of the Participant’s Options which are exercisable on the date employment terminates may be exercised until the earlier of ninety days following termination of employment or the original Expiration Date of the Option, and (ii) any portion of an Option that is not exercisable on the date employment terminates shall be forfeited and canceled, except that if the reason for the termination of employment is a Company Action, then the Option shall become immediately exercisable for the period specified in clause (i) with respect to the number of Shares determined by the following formula, and shall be forfeited and canceled with respect to the remaining Shares:

Shares		Original Shares		Number of Completed Months Prior to
Exercisable	=	Granted	X	Termination of Employment Since Granted

Number of Complete Months from Grant Date
to Full Exercisability of Option

Minus: Number of Shares Exercisable Prior to
Termination of Employment

Upon termination of employment by reason of Retirement or Disability, any portion of a Participant’s Option that is then outstanding shall, to the extent not then exercisable, be immediately forfeited and canceled in its entirety. To the extent that an Option is exercisable on the date of a Participant’s Retirement or Disability, the Option will remain exercisable until the original Expiration Date of the Option. Notwithstanding the foregoing, if a Participant terminates employment pursuant to a Company Action under circumstances that also constitute Retirement for such Participant, then any portion of any Option of the Participant which becomes exercisable by reason of this Article 12 along with any portion of any Option of the Participant which is exercisable on the date of termination of employment shall be exercisable, until the original Expiration Date of the relevant Option. Upon the death of a Participant, the outstanding portion of such Participant’s Option shall, to the extent not then exercisable, become immediately exercisable in full and the Option shall remain exercisable until the original Expiration Date of the Option. The Committee or its Delegate may, in its sole discretion, waive or modify the application of this Article 12 in the case of any individual Participant. This Article 12 applies only to Options; however the Committee may provide for similar treatment of other forms of Awards at the time that the Award is granted.

Article 13 — Nonassignability/Deferral

(i)  No Award shall be assigned or transferred by a Participant who is an Employee other than by will or the laws of descent and distribution, and during the lifetime of the Participant may be exercised only by such Participant or his or her guardian or legal representative; provided, however, that an Option granted under the Plan to an Employee may be assigned or transferred to the extent determined by the Committee and set forth in the applicable Award Agreement.

(iii)  To the extent permitted by the Deferral Plan, a Participant may elect to have all or a portion of any Award deliverable under this Plan credited to the deferred compensation account of such Participant under the Deferral Plan to be held in, respectively, the Company Shares and cash portions of such account.

Article 14 — Change in Control Provisions

Notwithstanding any other provision of the plan to the contrary, but, with respect to Non-Employee Directors, subject to Article 19, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant and any Restricted Stock and Other Stock Unit Awards which are not then vested shall become vested and non-forfeitable to the full extent of the original grant. If a Change in Control occurs or is to occur during a Performance Period, the Committee shall determine the extent to which Performance Awards shall vest or shall be adjusted in accordance with Article 3(c) in the event of a Change in Control. This determination shall be made by individuals who are members of the Incumbent Board, as defined in the definition of Change in Control in Article 1(h).

Article 15 — Reservation of Shares

The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of Shares that shall be sufficient to satisfy the requirements of this Plan. The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Company for the lawful issuance and sale of Shares shall relieve the Company of any liability in respect of the failure to issue or sell Shares as to which the requisite authority has not been obtained.

Article 16 — Taxes

Where permitted by the Committee and set forth in the applicable Award Agreement, a Participant may request that the Company satisfy any applicable taxes in connection with an Award by withholding from payment to the Participant Shares (at minimum statutory rates only), or the Participant may deliver Shares (whether through actual delivery or attestation of sufficient ownership) to the Company to satisfy those obligations, In addition, the Company and any Subsidiary shall have the right to condition the grant or exercise of any Award on a Participant’s payment of any applicable amounts required by a governmental agency to be withheld from payment to the Participant or paid or deducted by the Company or a Subsidiary in connection with an Award (“withholding tax”). The Company and any Subsidiary shall also have the right to deduct any withholding tax from a Participant’s other compensation or to make any other arrangements to satisfy withholding tax obligations, including arrangements with one or more brokerage firms pursuant to cashless exercise procedures. The Company and any Subsidiary shall further have the right to deduct from any payment under an Award under the Plan or from a Participant’s other compensation any tax or social insurance payment imposed on the Company or Subsidiary in connection with such Award.

Article 17 — Employees Based Outside of the United States

Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with the provisions of laws in other countries in which the Company and its Subsidiaries operate or have Employees, the Committee or its Delegate, in its sole discretion, shall have the power and authority to (1) determine which Employees that are subject to the tax, employment and securities laws of nations other than the United States are eligible to participate in the Plan, (2) modify the terms and conditions of any Awards granted to such Employees (including the grant of Restricted Stock, Stock Appreciation Rights or some other comparable form of award (“Substitute Award”) in lieu of Options), and (3) establish subplans, modified Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable; provided, however, that the Committee may not grant such Awards that do not comply with the limitations of Article 3. Any subplans established under this Article 17 shall be attached to this Plan as Appendices. The terms of this Plan applicable to Options shall apply with like effect to Stock Appreciation Rights, Restricted Stock Awards, Performance Awards, Other Stock Unit Awards and Substitute Awards to the extent legally permissible.

Article 18 — Rights to Continued Employment or Directorship

Neither this Plan nor any Award shall be construed as giving any person the right to be retained in the employ of the Company or any Subsidiary. No Participant shall have any claim to be granted any Award under the Plan or to include any Award or its value in any form of severance or similar pay, or in any benefit plan or program which by its terms does not specifically include the value of the Award. There is no obligation of uniformity of treatment of Participants under the Plan. This Plan is of limited duration and creates no ongoing obligation of the Company to provide any future benefit of similar nature or value. Nothing in the Plan shall be deemed to create any obligation on the part of the Board or the Company to nominate any Director for reelection by the Company’s shareholders or to limit the rights of the shareholders to remove any Director.

Article 19 – Non-Employee Director Awards

Notwithstanding any provision in the Plan to the contrary, the following terms shall apply with respect to Awards granted to Non-Employee Directors under the Plan:

(a)  Inaugural Grants

Non-employee Directors may receive such inaugural grants of Awards in the form of Shares, Restricted Stock or Options upon commencement of service on the Board as the Committee shall determine.

(b)  Retainer.

(i)

Commencing with the Annual Term beginning March 1, 2004, each Participant will receive fifty percent (50%) of his or her Retainer for each Annual Term in the form of a Stock Retainer, Restricted Stock or Option, as determined by the Committee, and may elect to receive all or any portion of the remaining fifty percent (50%) of such Retainer in the form of either a Stock Retainer or in cash; provided, that, to the extent deemed permissible by the Committee, each Non-Employee Director may elect to receive in lieu of any or all of any amount to be paid as a Stock Retainer a payment in the form of an Option for the number of Shares determined pursuant to Article 19(c). Any such election shall be filed on a form prescribed by the Committee for this purpose and such election (or failure to elect) shall be irrevocable as of the last date by which such election was due to be filed with the Company.

(ii)

If any Non-Employee Director fails to notify the Secretary of the Company in writing by December 31 of the preceding Annual Term of the desired form of payment of the Retainer for the next Annual Term, then such Participant shall be deemed to have elected a Stock Retainer for fifty percent (50%) of the value of such Retainer, with the remaining 50% in cash.

(iii)

Any Shares constituting a Stock Retainer shall be payable automatically on March 1 of each Annual Term (or, if March 1 is not a Business Day, on the next succeeding Business Day), commencing March 1, 2004. Payments for the cash portion, if any, of the Annual Retainer shall be made on the same day. A Participant’s Stock Retainer shall consist of the largest number of whole Shares having a Fair Market Value, as of the date of payment, equal to the portion of the Retainer to be paid in Shares. The Fair Market Value of any fractional share shall be paid in cash.

(iv)

This Article 19 shall apply to any person who becomes a Non-Employee Director Participant other than at the beginning of an Annual Term (or the immediately preceding Annual Meeting) with respect to the Retainer determined by the Committee to be payable for such portion of such Annual Term which follows his or her appointment to the Board. Such person shall make the election prescribed by Article 19(b)(i) no later than the 30th day following the effective date of his or her appointment to the Board. The payment date for any cash portion of the Retainer and the date of grant for any Option or Stock Retainer shall be the first Business Day which occurs at least fifteen (15) calendar days after receipt by the Company of such election.

(c)  Options.

(i)

In the event that the Committee determines that a Non-Employee Director may elect to receive payment of all or any portion of the Retainer in the form of an Option, an Option shall be granted, on the terms and conditions described in this Plan, to purchase the largest number of whole Shares obtained by applying the following formula:

Number of Shares =	Multiplier X	Dollar Amount of Retainer to be paid as an Option Fair Market Value of a Share on March 1*

*or, if March 1 is not a Business Day, on the next succeeding Business Day.

“Multiplier” shall be a number (but need not be a whole number) to be determined by the Committee in its discretion in order to provide that any grant to a Director is equitable under the circumstances, including without limitation, prior grants awarded to such Director and grants awarded to other Directors; provided, however, that the Multiplier shall not be less than 1 nor greater than 5.

The value of any fractional share shall be paid in cash.

(ii)

Options shall be subject to the terms and conditions set forth in this Plan and to such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall deem desirable.

(iii)	The exercise price per Share under an Option shall be the Fair Market Value of a Share on the date of grant, subject to adjustment as prescribed in Article 3(b).

(iv)	Options shall be vested and non-forfeitable on the Grant Date and be fully exercisable on the earliest of (i) the date which is six (6) months after the Grant

Date, (ii) the occurrence of a Change in Control and (iii) the death of a Participant (any of the foregoing the “Exercise Date”).

(v)

Except as provided in this Article 19(c)(v) or as otherwise determined by the Committee and set forth in the applicable Award Agreement, an Option is not transferable other than by will or the laws of descent and distribution, and during the lifetime of the Non-Employee Director, may be exercise only by such Non-Employee Director or his or her guardian or legal representative. Notwithstanding the foregoing, an Award may be transferred by the Non-Employee Director, in accordance with rules established by the Company, to one or more members of the Non-Employee Director’s immediate family, to a partnership of which the only partners are members of such immediate family or to a trust established by the Non-Employee Director for the benefit of one or more members of such immediate family (each such transferee a “Permitted Transferee”). For purposes of this Article 19, “immediate family” means a Non-Employee Director’s spouse, parents, children, grandchildren and spouses of children and grandchildren (including adopted children and grandchildren, as the case may be). A Permitted Transferee may not further transfer the Award. An Award transferred pursuant to this Article 19 shall remain subject to all of the provisions of the Plan and any Award Agreement with respect to such Award and may not be exercised by a Permitted Transferee unless and until all legal or regulatory approvals, listings, registrations, qualifications or other clearances as determined by the Company to be required or appropriate have been obtained.

(vi)

A Non-Employee Director may, in accordance with procedures established by the Company, designate one or more beneficiaries to receive all of his or her rights to any unexercised Award and may change or revoke such designation at any time. In the event of the death of the Non-Employee Director, any Award or portion thereof which is subject to such a designation shall be exercisable (to the extent such designation is determined by the Company to be valid, effective and enforceable) by the designated person or persons in accordance with this Plan and any Award Agreement. Such determination by the Company shall be final and binding on all Persons, and the Company shall have no liability with respect to any Person with respect to such determination.

(vii)

Any Option may be exercised by the Participant in whole or in part at any time on or after the Exercise Date and before the expiration of such Option. The Participant shall make payment of the Option price in cash or in Shares (whether through actual delivery or attestation of sufficient ownership) with a Fair Market Value equivalent to the exercise price for all of the Shares to be purchased upon exercise of the Option. Subject to the other provisions of the Plan and any applicable Award Agreement, if permitted by the Committee, applicable accounting rules and applicable law, the Company may withhold Shares as payment of the exercise price for any Option.

Article 20 — Amendment of Plan

The Board may amend the Plan at any time and from time to time. The Board may, at any time or from time to time, suspend or terminate this Plan in whole or in part.

No such amendment, suspension or termination of the Plan may, however, impair any Award granted prior to such amendment, suspension or termination, without the written consent of the affected Participant.

Shareholder approval of amendments to the Plan will be obtained where required to comply with applicable law and New York Stock Exchange regulations.

Article 21 — Term of Plan

The Plan shall become effective upon approval of the Plan by the stockholders of the Company (the “Effective Date”).

The Plan shall terminate on October 1, 2013 or at such earlier date as may be determined by the Board of Directors. Termination of the Plan, however, shall not affect the rights of Participants under Awards previously granted to them, and all unexpired Awards shall continue in force and operation after termination of the Plan except as they may lapse or be terminated pursuant to this Plan.

Article 22 — Code Section 162(m) Provisions

(a) Notwithstanding any other provision of this Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 22 is applicable to such Award under such terms as the Committee shall determine. Notwithstanding any provision of the Plan other than Article 3(b), no Participant may receive, in any 36-month period during the Term beginning with the Effective Date, Awards with respect to more than, in each case in the aggregate, (i) 1,500,000 Shares, (ii) $15 million in cash, other securities of the Company or other forms of property, or (iii) Options or Stock Appreciation Rights on more than 5,000,000 Shares.

(b) If an Award, other than an Option or Stock Appreciation Right with an exercise price not less than 100% of the Fair Market Value of a Share on the date of grant, is subject to this Article 22, then the grant of cash, Shares or other property shall be subject to the Company attaining specified levels of one or any combination of the following for the Performance Period: Net

Income; net cash provided by operating activities; earnings per Share from continuing operations; operating income; revenues; gross margin; return on operating assets; return on equity; economic value added; stock price appreciation; total shareholder return (measured in terms of stock price appreciation and dividend growth); or cost control, of the Company or the Subsidiary or division of the Company for or within which the Covered Employee is primarily employed (collectively, the “Performance Goals”). The Committee shall establish the Performance Goals within 90 days following the date of commencement of the applicable Performance Period, or by such earlier time as is prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered “pre-established.” The Committee, may, in its discretion, reduce the amount of any Award subject to this Article 22 based on such criteria as it shall determine, including but not limited to individual merit.

(c) Notwithstanding any contrary provision of the Plan other than Article 14, the Committee may not adjust upwards the amount payable pursuant to any Award subject to this Article 22, nor may it waive the achievement of the applicable Performance Goal contained in Article 22(b), except in the case of the death or disability of a Participant.

(d) Prior to the payment of any Award subject to this Article 22, the Committee shall certify in writing that the applicable Performance Goal applicable to such Award was met.

(e) The Committee shall have the power to impose such other restrictions on Awards subject to this Article 22 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

Article 23 — Form of Shares and Restricted Stock Awards

Shares issued or delivered under the Plan and any Restricted Stock Award may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of a Restricted Stock Award, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. All shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Article 24 — Postponement of Issuance and Delivery

The issuance or delivery of any Shares under this Plan may be postponed by the Company for such period as may be required to comply with any applicable requirements under Federal securities laws, any applicable listing requirements of any national securities exchange, and requirements under any other law or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery of such Shares shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

Article 25 — Severability

If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Company, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Company, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

Article 26 — Governing Law

The Plan and the validity and construction of any Awards granted hereunder shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law.

ADMISSION TICKET

AVAYA INC.
ANNUAL MEETING OF SHAREHOLDERS
Thursday, February 26, 2004
9:00 a.m. Eastern Standard Time

Raritan Valley Community College
Rt. 28 and Lamington Road
North Branch, New Jersey 08876

This admission ticket admits only the named shareholder.

Directions:

From the NORTH
Take Interstate 287 SOUTH to Interstate 78 WEST. Proceed on 78 WEST for approx. 3 miles to Exit 26 (Lamington/North Branch). At traffic light at off ramp make a left onto Rattlesnake (county road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (county road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College.

From the SOUTH
Take Interstate 287 NORTH to the Route 22 WEST exit. After approx. 7 miles (just before the 5th light), exit at Raritan Valley College Drive (Orr Drive). At the end of Orr Drive is a traffic light. Proceed straight to enter the College.	From the EAST
Take Interstate 78 WEST. Proceed on 78 WEST and get off at Exit 26 (Lamington/North Branch). At traffic light at off ramp make a left onto Rattlesnake (county road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (county road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College.

From the WEST
Take Interstate 78 EAST to Exit 26 (Lamington/North Branch). Turn right at light onto Lamington Road (county road 665). Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (county road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College.

Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted, and no cans, coolers or bottles are permitted inside the Annual Meeting. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

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211 Mt. Airy Road Basking Ride, New Jersey 07920	Proxy

     This proxy is solicited by the Board of Directors for use at the 2004 Annual Meeting of Shareholders to be held on Thursday, February 26, 2004.

     The shares of Common Stock you hold will be voted as you specify.

     By signing this proxy, you revoke all prior proxies and appoint Donald K. Peterson, Garry K. McGuire and Amarnath K. Pai, each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

     If shares of Common Stock are issued to or held for your account under any employee savings plan, then by signing this proxy you hereby direct the trustee or other fiduciary of such plan to vote your shares of Common Stock in such plan in your name and/or account in accordance with the instructions given herein, including the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR
     ITEMS 1 AND 2 AND AGAINST ITEM 3.

Address Changes:

(If you noted any address changes above, please mark corresponding box on other side.)

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and to sign up for electronic delivery of information up until 11:59 p.m. Eastern Standard Time on February 25, 2004. Have your proxy card in hand when you access the web site and follow the instructions provided.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on February 25, 2004. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Avaya Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Avaya in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote your shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Item 3.

1.	Directors’ Proposal - Election of Class 3 Directors	For All	Withhold All	For All Except:	To withhold authority to vote for any individual nominee, write the number of the nominee below.
	01) Joseph P. Landry 03) Donald K. Peterson 02) Mark Leslie 04) Anthony P. Terracciano	O	O	O
		For	Againt	Abstain
2.	Directors' Proposal - Approval of the Avaya Inc. 2004 Long Term Incentive Plan, which is the amended and restated Avaya Inc. Long Term Incentive Plan for Management Employees.	O	O	O

3.	Shareholder Proposal Regarding Chief Executive Officer Compensation.	O	O	O

Note: With respect to other matters that properly come before the meeting, this proxy will be voted in the discretion of the named proxies.

Please sign exactly as name appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

For address changes, please check this box and write them on           O
the back where indicated

Please indicate if you plan to attend this meeting          O          O

                                                                                      Yes        No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date